EXHIBIT 2.1

BUSINESS COMBINATION AGREEMENT

by and among

AVALON ACQUISITION INC.,

BENEFICIENT MERGER SUB I, INC.,

BENEFICIENT MERGER SUB II, LLC,

and

THE BENEFICIENT COMPANY GROUP, L.P.

dated as of

September 21, 2022

TABLE OF CONTENTS

i

Exhibits:

Exhibit A - Form of Assignment, Assumption and Amendment to Warrant Agreement

Exhibit B - Terms of Registration Rights Agreement

Exhibit C-1 - Form of B-1/B-2 Lock-Up Agreement

Exhibit C-2 - Form of Founder Lock-Up Agreement

Exhibit D-1 - Form of Sponsor Lock-Up Agreement

Exhibit D-2 - Form of Amendment to Letter Agreement

Exhibit E - Terms of Amended BCH Organizational Documents and BCG Organizational Documents

Exhibit F - Terms of Conversion

Exhibit G - Form of Omnibus Incentive Plan

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of September 21, 2022 (“Execution Date”), by and among Avalon Acquisition, Inc. a Delaware corporation (“Avalon”), The Beneficient Company Group, L.P., a Delaware limited partnership (“BCG”), Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of BCG (“Merger Sub I”), and Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of BCG (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”). Avalon, BCG and the Merger Subs are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

A.	Avalon is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination.

B.	Prior to the Contribution (defined below), the Company will form Ben LLC, a Delaware limited liability company (“Ben LLC”), which will be a wholly-owned, direct subsidiary of BCG, formed for the purposes of consummating the Transactions.

C.	Merger Sub I is a newly incorporated Delaware corporation, wholly-owned by BCG, and was formed for the sole purpose of consummating the Avalon Merger.

D.	Merger Sub II is a newly formed Delaware limited liability company, wholly-owned by BCG, and was formed for the sole purpose of consummating the LLC Merger.

E.	Prior to the Closing, BCG may, in its sole discretion, enter into subscription agreements and consummate the transactions thereunder with investors relating to an investment in the Company to purchase shares of the Company in connection with a private placement, and/or enter into backstop arrangements with potential investors (a “PIPE Investment”).

F.	Prior to Closing, BCG will be recapitalized, including, among other things, as follows: (i) the limited partnership agreement of BCG will be amended to create one new subclass of BCG Common Units, the Class B Common Units (the “BCG Class B Common Units”), and the existing common units will be renamed the Class A Common Units (the “BCG Class A Common Units”); (ii) certain holders of the Preferred Series A Subclass 1 Unit Accounts of BCH (each as defined in BCH’s limited partnership agreement, the “BCH Preferred A-1 Unit Accounts”) will convert certain BCH Preferred A-1 Unit Accounts to Class S Ordinary Units of BCH (the “BCH Class S Ordinary Units”), which BCH Class S Ordinary Units will be contributed to BCG in exchange for BCG Class A Common Units and/or BCG Class B Common Units; and (iii) certain holders of the Preferred Series C Subclass 1 Unit Accounts of BCH (the “BCH Preferred C Unit Accounts”) may convert certain of such BCH Preferred C-1 Unit Accounts to newly issued BCG Class A Common Units (the “Initial Recapitalization”).

G.	Following the Initial Recapitalization and prior to the Closing Date, BCG will convert from a Delaware limited partnership to a Nevada corporation (the “Conversion”), on the terms and subject to the conditions of this Agreement, the Plan of Conversion and in accordance with the Delaware Revised Uniform Partnership Act, the Nevada Revised Statutes (“NRS”) and other applicable Laws, and immediately following the effective time of the Conversion (such time, the “Conversion Effective Time”), BCG shall continue as the resulting corporation of the Conversion and change its name to “Beneficient” (the “Company”).

H.	In connection with the Conversion, each BCG Partnership Unit issued and outstanding immediately before the effective time of the Conversion (including, for the avoidance of doubt, Preferred Series B-1 Unit Accounts and Preferred Series B-2 Unit Accounts (in each case, as defined in BCG’s limited partnership agreement)) shall automatically be converted into Company Common Shares, in each case, as more thoroughly described in the Plan of Conversion.

I.	Following the Conversion, on the terms and subject to the conditions of this Agreement, the Company would contribute 100% of its general partner and limited partner interests in BCH to Ben LLC (the “Contribution”).

J.	Following the Conversion and Contribution, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Delaware Limited Liability Company Act (the “DLLCA”), and other applicable Laws, the Parties intend to enter into a business combination transaction by which Merger Sub I will merge with and into Avalon (the “Avalon Merger”), with Avalon being the surviving corporation of the Avalon Merger and a wholly-owned subsidiary of the Company (Avalon, in its capacity as the surviving corporation of the Avalon Merger, is sometimes referred to as the “Avalon Merger Surviving Corporation”), and in connection therewith, each share of Avalon Common Stock issued and outstanding immediately prior to the Avalon Merger Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares and Company Series A Preferred Stock (the “Avalon Shares Merger Consideration”), as more thoroughly described and calculated in Section 3.01.

K.	Within two weeks of the Avalon Merger Effective Time, the Avalon Merger Surviving Corporation will merge with and into Merger Sub II (the “LLC Merger”), the separate existence of the Avalon Merger Surviving Corporation will cease and Merger Sub II will be the surviving entity of the LLC Merger and a direct wholly-owned subsidiary of the Company (such entity, the “LLC Merger Surviving Company”).

L.	As more thoroughly described in Section 3.01(c), in connection with the Avalon Merger, (i) the Company will assume all of the outstanding Avalon Warrants and each Avalon Warrant will become warrants to purchase Company Class A Common Shares and Company Series A Preferred Stock pursuant to the terms of an assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit A (the “Assignment, Assumption and Amendment to Warrant Agreement”) (such transactions, the “Company Warrant Assumption”, and together with the Avalon Shares Merger Consideration, the “Avalon Merger Consideration”); and (ii) the bylaws and certificate of formation of Avalon shall be amended and restated in a form mutually agreed by the parties (the “Avalon Merger Surviving Corporation Bylaws and Certificate of Formation”) and each issued and outstanding share of Common Stock of Merger Sub I shall become and be converted into one share of Class A Common Stock of Avalon, and the corporate name of Avalon shall be changed to a name mutually agreed upon by Avalon and the Company, with the result that the Avalon Merger Surviving Corporation is a direct, wholly-owned subsidiary of the Company.

M.	In connection with the consummation of the Avalon Merger and the Transactions, the Company and certain Persons who will become holders of Company B Common Shares as a result of the Initial Recapitalization, Conversion and the Avalon Merger will enter into a Stockholders Agreement in accordance with the terms set forth on Exhibit F attached hereto (the “Stockholders Agreement”), which will become effective as of the Avalon Merger Effective Time.

N.	In connection with the consummation of the Transactions, the Company and certain Persons who will become holders of Company Common Shares as a result of the Initial Recapitalization and Conversion will enter into a Registration Rights Agreement in a form mutually agreeable to the Parties and in accordance with the terms attached hereto as Exhibit B (the “Registration Rights Agreement”), which will become effective as of the Avalon Merger Effective Time.

O.	On or prior to the Closing, (i) certain holders of Preferred Series B-1 and B-2 Unit Accounts who will become holders of Company Common Shares as a result of the Conversion may enter into a lock-up agreement with the Company, substantially in the form set forth on Exhibit C-1 attached hereto (the “B-1/B-2 Lock-Up Agreement”), which agreements will become effective as of the Avalon Merger Effective Time; and (ii) certain other Persons who will become holders of Company Common Shares as a result of the Conversion will enter into a lock-up agreement with the Company, substantially in the form set forth on Exhibit C-2 attached hereto (the “Founder Lock-Up Agreement”), which agreements will become effective as of the Avalon Merger Effective Time.

P.	Concurrently with the execution and delivery of this Agreement, (i) the Company and the Sponsor Persons set forth on Schedule 1.01(d) of the BCG Schedules have entered into a Lock-Up Agreement, substantially in the form set forth on Exhibit D-1 attached hereto (each, a “Sponsor Lock-Up Agreement”), and (ii) the Company, Sponsor and the Sponsor Persons set forth on Schedule 1.01(e) have entered into an Amendment to Letter Agreement (each, a “Letter Amendment”), substantially in the form set forth on Exhibit D-2 attached hereto.

Q.	The sole stockholder of Merger Sub I, the sole member of Merger Sub II and the general partner of BCG have each (i) determined that the Mergers and the other Transactions are in the best interests of their respective companies, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

R.	The board of directors of Avalon has unanimously (i) determined that it is in the best interests of Avalon and the Avalon Stockholders, and declared it advisable, to enter into this Agreement and other Transaction Agreements providing for the Mergers and Transactions in accordance with the DGCL and DLLCA, (ii) approved this Agreement, the other Transaction Agreements and the Transactions, including Mergers, in accordance with the DGCL on the terms and subject to the conditions of this Agreement, and (iii) recommended the adoption of this Agreement, the Transaction Agreements and the consummation of each of the Transactions (including the Mergers) to the Avalon Stockholders (the “Avalon Board Recommendation”).

S.	Concurrently with the execution and delivery of this Agreement, Sponsor and certain other Avalon Stockholders have entered into one or more Sponsor Agreements pursuant to which, inter alia, such stockholders have agreed to (i) vote all of their respective shares of Avalon Common Stock in favor of approving this Agreement and the consummation of the Transactions, and (ii) amend the Avalon Private Warrants such that they waive their rights to receive the Company Series A Preferred Stock upon exercise of the Avalon Private Warrants.

T.	Concurrently with the execution and delivery of this Agreement, certain Persons who will become holders of Company Common Shares as a result of the Conversion have entered into one or more Voting and Support Agreements (each, a “Founder Support Agreement”) pursuant to which, inter alia, such Persons have agreed to vote all of their respective partnership interests in BCG in favor of approving the Conversion, Contribution and Initial Recapitalization.

U.	BCG, as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein (the “Merger Subs Equityholder Approval”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2020 Financial Statements” has the meaning specified in Section 5.08(a).

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise;

“Agreement” has the meaning specified in the preamble hereto.

“Amended BCG Organizational Documents” has the meaning specified in Section 2.01(b).

“Amended BCH Organizational Documents” has the meaning specified in Section 2.01(b).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to fraud or money laundering.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Asset PIPE Financing” has the meaning specified in Section 7.06.

“Assignment, Assumption and Amendment to Warrant Agreement” has the meaning specified in the Recitals hereto.

“Available Cash Amount” means, as of immediately prior to Closing, all available Cash and Cash Equivalents of Avalon and its Subsidiaries, including all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with Avalon Stockholder Redemption).

“Audited 2021 Financial Statements” means the audited consolidated balance sheets of the BCG Group and the Variable Interest Entities as at December 31, 2021, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended.

“Avalon” has the meaning specified in the preamble hereto.

“Avalon Affiliate Agreement” has the meaning specified in Section 6.17(c).

“Avalon Benefit Plan” has the meaning specified in Section 6.11.

“Avalon Board Recommendation” has the meaning specified in the Recitals hereto.

“Avalon Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Avalon.

“Avalon Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Avalon.

“Avalon Certificate of Merger” has the meaning specified in Section 2.04(a).

“Avalon Closing Statement” has the meaning specified in Section 4.03.

“Avalon Common Stock” means Avalon Class A Common Stock and Avalon Class B Common Stock.

“Avalon Cure Period” has the meaning specified in Section 11.01(e).

“Avalon Material Adverse Effect” means any event, change, circumstance or development that (i) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Avalon to perform its obligations under this Agreement and the Transaction Agreements to which it is a party, including consummating the Transactions, or (ii) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of Avalon.

“Avalon Merger” has the meaning specified in the Recitals hereto.

“Avalon Merger Consideration” has the meaning specified in the Recitals hereto.

“Avalon Merger Effective Time” has the meaning specified in Section 2.04(a).

“Avalon Merger Surviving Corporation” has the meaning specified in the Recitals hereto.

“Avalon Merger Surviving Corporation Bylaws and Certificate of Formation” has the meaning specified in the Recitals hereto.

“Avalon Organizational Documents” means the Certificate of Incorporation and Avalon’s bylaws, as amended and in effect on the Execution Date.

“Avalon Preferred Stock” means preferred stock, par value $0.0001 per share, of Avalon.

“Avalon Private Warrants” means the warrants issued in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Avalon Class A Common Stock per whole warrant at a purchase price of $11.50 per share.

“Avalon Public Warrants” means the warrants that were included as part of each Avalon Unit, entitling the holder thereof to purchase one share of Avalon Class A Common Stock per whole warrant at a purchase price of $11.50 per share.

“Avalon Representations” means the representations and warranties of Avalon expressly and specifically set forth in Article VI of this Agreement, as qualified by the Avalon Schedules.

“Avalon Schedules” means the disclosure schedules of Avalon.

“Avalon Securities” means the Avalon Units, the Avalon Shares, and the Avalon Warrants, as appropriate.

“Avalon Shares” means Avalon Common Stock and Avalon Preferred Stock.

“Avalon Shares Merger Consideration” has the meaning specified in the Recitals hereto.

“Avalon Stockholder Approval” has the meaning specified in Section 6.02(a).

“Avalon Stockholder Matters” has the meaning specified in Section 9.03(a)(i).

“Avalon Stockholder Redemption” has the meaning specified in Section 9.03(a)(i).

“Avalon Stockholders” means the holders of shares of Avalon Common Stock.

“Avalon Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Avalon, any of its Affiliates or on any of their respective Representatives on their behalf or for which any of them are liable (whether or not billed or accrued for) as a result of or in connection with the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the IPO, this Agreement, the Transaction Agreements and the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions (including any deferred underwriting fees or placement fees), finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) the preparation, printing, filing and mailing of the Form S-4 (or the Proxy Statement/Prospectus), the solicitation of Avalon Stockholder Approval, (iii) transfer Taxes for which Avalon is responsible pursuant to Section 9.05(a), (iv) any and all filing fees payable by any of Avalon or its Affiliates to Governmental Authorities in connection with the Transactions, and (v) any premiums, fees, disbursements or expenses incurred in connection with any insurance policy (including any tail insurance policy for directors’ and officers’ liability insurance), in each case, incurred in connection with the Transactions.

“Avalon Units” means the issued and outstanding units of Avalon, each such unit comprised of one share of Avalon Class A Common Stock and three-fourths of one Avalon Public Warrant.

“Avalon Warrants” means Avalon Private Warrants and Avalon Public Warrants, collectively.

“B-1/B-2 Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“BCG” has the meaning specified in the preamble hereto.

“BCG Benefit Plan” has the meaning specified in Section 5.13(a).

“BCG Class A Common Units” has the meaning specified in the Recitals hereto.

“BCG Class B Common Units” has the meaning specified in the Recitals hereto.

“BCG Common Units” means the common units of BCG.

“BCG/Company Parties” has the meaning specified in Section 12.17(a).

“BCG Cure Period” has the meaning specified in Section 11.01(d).

“BCG Employees” has the meaning specified in Section 5.13(a).

“BCG Equityholders” means the direct and indirect equityholders of BCG on or prior to the Closing.

“BCG Group” means the BCG Parties and each of their direct and indirect Subsidiaries.

“BCG Material Adverse Effect” means any event, change, circumstance or development that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the BCG Group, taken as a whole, or (ii) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of the BCG Parties to consummate the Transactions; provided, however, that, with respect to clause (i), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “BCG Material Adverse Effect” (except in the case of clauses (a), (b), (c), (d), and (e), in each case, to the extent that such change disproportionately affects the BCG Group, taken as a whole, as compared to other similarly situated Persons operating in the industries and geographical locations in which the BCG Group operates): (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which BCG operates, (c) any change generally affecting any of the industries or markets in which the BCG Group operates or the economy as a whole, (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition) and the effect of any COVID-19 Measures), weather condition, explosion fire, act of God or other force majeure event, (e) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the BCG Group operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (f) the announcement or the execution of this Agreement or the Transaction Agreements, the pendency or consummation of the Transactions or the performance of this Agreement or the Transaction Agreements, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (g) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Avalon, (h) any failure of the BCG Group, taken as a whole, to meet any projections, forecasts or budgets, (i) the effect of any breach, violation or non-performance of any provision of this Agreement by Avalon or its Affiliates or any action taken by Avalon or its Affiliates with respect to the Transactions, (j) actions required to be taken under applicable Contracts, or (k) attributable to any matter set forth on the Schedule 1.01(a) of the BCG Schedules or otherwise disclosed on the BCG Schedules.

“BCG Parties” means BCG, Merger Sub I and Merger Sub II.

“BCG Partnership Unit” means a partnership interest of BCG that is designated as a “Unit” in accordance with the Limited Partnership Agreement of BCG (as amended, restated or otherwise modified from time to time).

“BCG Representations” means the representations and warranties of the BCG Parties, expressly and specifically set forth in Article V of this Agreement, as qualified by the BCG Schedules. For the avoidance of doubt, the BCG Representations are solely made by BCG and, solely for the purposes of Section 5.03, Section 5.04 and Section 5.05, Merger Subs and Ben LLC.

“BCG Schedules” means the disclosure schedules of BCG and its Subsidiaries.

“BCG Software” has the meaning specified in Section 5.19(c).

“BCG Subsidiary Securities” has the meaning specified in Section 5.07(b).

“BCH” means Beneficient Company Holdings, L.P.

“BCH Class S Ordinary Units” has the meaning specified in the Recitals hereto.

“BCH Preferred A-1 Unit Accounts” has the meaning specified in the Recitals hereto.

“BCH Preferred C Unit Accounts” has the meaning specified in the Recitals hereto.

“Ben LLC” has the meaning specified in the Recitals hereto.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Avalon, filed with the Secretary of State of the State of Delaware on October 5, 2021, as amended and in effect on the Execution Date.

“Claim” has the meaning specified in Section 8.01(a).

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Recitals hereto.

“Company Charter” has the meaning specified in Section 2.02(c).

“Company Class A Common Shares” means the shares of Class A Common Stock, par value $0.001 per share, of the Company and any successors thereto.

“Company Class B Common Shares” means the shares of Class B Common Stock, par value $0.001 per share, of the Company and any successors thereto.

“Company Common Shares” means the Company Class A Common Shares and the Company Class B Common Shares.

“Company Series A Preferred Stock” means the shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company and any successor thereto, with each such share being nonvoting, having a liquidation preference equal to $0.001 per share, automatically converting into one-fourth (1/4) of a Company Class A Common Share on the Company Series A Preferred Stock Conversion Date and being subject to redemption at its liquidation preference at the option of the Company at any time after the Company Series A Preferred Stock Conversion Date. For the avoidance of doubt, the Series A Convertible Preferred Stock shall only be subject to redemption following the Company Series A Preferred Stock Conversion Date.

“Company Series A Preferred Stock Conversion Date” means the later of (i) 90 days after the Closing Date and (ii) 30 days after a registration statement under the Securities Act has been declared effective with respect to the issuance of the Company Class A Common Shares upon the exercise of the Company Warrants.

“Company Organizational Documents” has the meaning specified in Section 2.02(c).

“Company Warrant Assumption” has the meaning specified in the Recitals hereto.

“Company Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Company Common Share at a purchase price of $11.50 per share.

“Completion Window” has the meaning specified in the Certificate of Incorporation.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any written legally binding contracts, agreements, arrangements, subcontracts, leases, bonds, notes, indentures, mortgages, debt instruments, licenses or other instruments or obligations of any kind, but excluding purchase orders and sale orders entered into in the ordinary course of business.

“Contribution” has the meaning specified in the Recitals hereto.

“Contribution Agreement” has the meaning specified in Section 2.03.

“Conversion Effective Time” means the date and time specified in the Certificate of Conversion, or if no such time is specified, at which the Certificate of Conversion is filed with the Secretary of State of the State of Nevada.

“Conversion” has the meaning specified in the Recitals hereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Indemnified Parties” has the meaning specified in Section 8.01(a).

“Data” means all databases and compilations, including any and all data and collections of data whether machine readable or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” has the meaning specified in the Recitals hereto.

“Draft 2021 Financial Statements” has the meaning specified in Section 5.08(a).

“Enforceability Exceptions” has the meaning specified in Section 5.03(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the Execution Date.

“ERISA” has the meaning specified in Section 5.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.06(a).

“Excluded Share” means, without duplication, each share of Avalon Common Stock, and any other share of capital stock of Avalon (i) for which redemption rights have been exercised in connection with the Avalon Stockholder Redemption, (ii) that, at the Avalon Merger Effective Time, is held in the treasury of Avalon (if any), or (iii) that is owned by the BCG Parties (if any).

“Execution Date” has the meaning specified in the preamble hereto.

“Extension Amount” has the meaning specified in Section 9.10.

“Form S-4” means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by BCG under the Securities Act, with respect to the registration of the Company Class A Common Shares, Company Series A Preferred Stock and Company Warrants to be issued in connection with the Transactions.

“Founder Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Founder Support Agreement” has the meaning specified in the Recitals hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its limited liability company agreement and certificate of formation. With respect to Avalon, Governing Documents also include the Trust Agreement.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Filings” has the meaning specified in Section 5.05.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“H&B” has the meaning specified in Section 12.17(a).

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the Execution Date, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (c) obligations of such Person for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligations of the type referred to in clauses (a)-(g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Initial Recapitalization” has the meaning specified in the Recitals hereto.

“Intellectual Property” means all intellectual property rights (including with respect to technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names, and (e) trade secrets.

“Intended Tax Treatment” has the meaning specified in Section 9.05(d).

“Interim Period” has the meaning specified in Section 7.01.

“IPO” means the initial public offering of Avalon Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Avalon, dated as of October 5, 2021, and filed with the SEC on October 7, 2021 (File No. 333-253654).

“IT Systems” means all computer systems, servers, networks, databases, network equipment, websites, computer hardware and equipment used to process, store, maintain and operate data, information, functions, and other information technology systems, including any Software and Data embedded or installed thereon, owned, licensed, leased or controlled by BCG or any of its Subsidiaries.

“Knowledge of Avalon,” “Avalon’s Knowledge” or similar terms used in this Agreement mean the actual knowledge of the Persons identified on Schedule 1.01(a) of the Avalon Schedules after reasonable inquiry of such Person’s direct reports who are directly responsible for the applicable subject matter.

“Knowledge of the BCG Parties,” “BCG Parties’ Knowledge” or similar terms used in this Agreement mean the actual knowledge of the Persons identified on Schedule 1.01(b) of the BCG Schedules after reasonable inquiry of such Person’s direct reports who are directly responsible for the applicable subject matter.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by a member of the BCG Group for which such member of the BCG Group is required to make annual payments in excess of $500,000.

“Leases” has the meaning specified in Section 5.18.

“Letter Amendment” has the meaning set forth in the Recitals hereto.

“Liability” means, with respect to any Person, any liability, Indebtedness or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, whether due or to become due, and regardless of when or by whom asserted and required to be recorded or reflected on a balance sheet under GAAP.

“Licensed Intellectual Property” has the meaning specified in Section 5.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind, restriction (on voting, sale, transfer or disposition), or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“LLC Merger” has the meaning specified in the Recitals hereto.

“LLC Merger Certificate of Merger” has the meaning specified in Section 2.05(b).

“LLC Merger Effective Time” has the meaning specified in Section 2.05(b).

“LLC Merger Surviving Company” has the meaning specified in the Recitals hereto.

“Lost Certificate Affidavit” has the meaning specified in Section 2.06(c).

“Material Contracts” has the meaning specified in Section 5.12(a).

“Mergers” means the Avalon Merger and the LLC Merger.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Merger Subs Equityholder Approvals” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 5.13(e).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Sponsor Avalon Warrant” means an Avalon Warrant, other than a Sponsor Avalon Warrant.

“Omnibus Incentive Plan” has the meaning specified in Section 8.08.

“Omnibus Incentive Plan Proposal” has the meaning specified in Section 9.03(a)(i).

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the definition of open source (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the Creative Commons License or any other license that includes similar terms.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any member of the BCG Group.

“Party” and “Parties” have the meaning specified in the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.11(a).

“Permitted Liens” means (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith, and in accordance with the Leased Real Property Leases (if applicable), by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Liens or security obligations incurred in the ordinary course of business and arising by operation of Law with respect to obligations not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) pledges, deposits or other Liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the use or occupancy of the property to which they relate in the conduct of the business of the BCG Group or the business of Avalon, as the case may be, as currently conducted or the value or marketability of any such property; (e) Liens arising under conditional sales Contracts and equipment leases with third parties and other Liens arising on assets and products sold in the ordinary course of business consistent with past practice and non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice; (f) landlords’ Liens and Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest; (g) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (h) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar matters of record or that would be disclosed by an accurate survey or inspection of the real property, in each case that do not materially impair the use or occupancy of the property to which they relate in the conduct of the business of the BCG Group or the business of Avalon, as the case may be, as currently conducted; (i) Liens that will be released at or prior to the Closing; (j) Liens identified in the Signing Date Financial Statements; (k) Liens created or incurred, or required to be created or incurred under any PIPE Investments or in the Asset PIPE Financing; (l) Liens reserved or created pursuant to any Transaction Agreements; (m) Liens on equity or debt securities resulting from applicable securities Laws; (n) Liens arising in the ordinary course of business and identified in a UCC financing statement to the extent such Liens do not materially impair the use or value of the asset so affected; and (o) Liens listed on Schedule 1.01(c) of the BCG Schedules.

“Permitted Recapitalization” has the meaning specified in Section 2.01(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law and applicable privacy policies, information that identifies, relates to, describes, or is reasonably capable of being associated with, or could reasonably be linked (directly or indirectly) with a consumer or household, such as but not limited to a name, postal address, online identifier, Internet Protocol address, email address, account name, biometric information or identifiers, social security number, driver’s license number, account or credit card information, or similar identifiers.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Warrant” has the meaning specified in Section 7.05.

“Plan of Conversion” has the meaning specified in Section 2.02(a).

“Policies” has the meaning specified in Section 5.16.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including but not limited to the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA), General Data Protection Regulation 2016/679/EU (GDPR), and any and all applicable Laws relating to breach notification or marketing in connection with Personal Information.

“Privileged Materials” has the meaning specified in Section 12.17(b).

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including (i) the proxy statement of Avalon to be used for the Special Meeting to approve the Avalon Stockholder Matters (which shall also provide the Avalon Stockholders with the opportunity to redeem their shares of Avalon Common Stock in conjunction with a stockholder vote on the Business Combination) and (ii) a prospectus with respect to the Company Class A Common Shares and Company Series A Preferred Stock to be offered and issued to the Avalon Stockholders and the effect of the Transactions on the Avalon Warrants, in all cases in accordance with and as required by the Avalon Organizational Documents, applicable Law, and the rules and regulations of Nasdaq.

“Reference Price” means $10.00 per share.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over enforcement of any applicable Law.

“Related Party Contracts” has the meaning specified in Section 5.24.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders and consultants of such Person.

“Scheduled Intellectual Property” has the meaning specified in Section 5.19(a).

“Schedules” means the BCG Schedules and the Avalon Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement / Prospectus.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Date Financial Statements” has the meaning specified in Section 5.08(a).

“Stockholders Agreement” has the meaning specified in the Recitals hereto.

“Significant Subsidiary” means any direct or indirect Subsidiary of BCG which hold assets in excess of $100,000,000.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) user interfaces, report formats, firmware and development tools and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Avalon Common Stock to be held for the purpose of approving the Avalon Stockholder Matters.

“Special Termination Event” has the meaning specified in Section 11.01(g).

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” means Avalon Acquisition Holdings LLC.

“Sponsor Avalon Warrants” means the Avalon Warrants held by the Sponsor.

“Sponsor Lock-Up Agreement” has the meaning set forth in the Recitals hereto.

“Sponsor Person” has the meaning specified in the Sponsor Agreement.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. Notwithstanding the foregoing and for the avoidance of doubt, the Variable Interest Entities, Merger Sub and Avalon shall not constitute Subsidiaries hereunder.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, imposts, levies, contributions, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, together with any interest, penalty, surcharge, fine, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, surrender, disclaimer, notice, consent, computations, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Avalon Breach” has the meaning specified in Section 11.01(e).

“Terminating Company Breach” has the meaning specified in Section 11.01(d).

“Termination Date” has the meaning specified in Section 11.01(d).

“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Sponsor Agreement, the Founder Support Agreement, the Avalon Organizational Documents, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the BCG Transaction Expenses and Avalon Transaction Expenses.

“Transactions” means the Initial Recapitalization, the Conversion, Contribution and the Mergers.

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Account Proceeds” means the aggregate cash proceeds available for release from the Trust Account to Avalon or the Avalon Merger Surviving Corporation (or any designees thereof) in connection with the Transactions (after, for the avoidance of doubt, giving effect to all of the Avalon Stockholder Redemptions, and after payment of (or taking into account a reduction of cash proceeds available for release in respect of) any and all Transaction Expenses).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“WARN Act” has the meaning specified in Section 5.14(a).

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 5, 2021, between Avalon and Continental Stock Transfer & Trust Company, a New York corporation.

“Willful Breach” has the meaning specified in Section 11.02.

“Variable Interest Entity” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership or other entity the accounts of which would be required to be consolidated with those of the BCG Group in the BCG Group’s consolidated financial statements if such financial statements were prepared in accordance with GAAP solely because of the application of Accounting Standards Codification Topic 810 (Consolidation).

Section 1.02 Construction.

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)       When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the BCG Group, consistent with past practice (including, for the avoidance of doubt, actions taken in light of COVID-19).

(c)       Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)       Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)       The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)       Any reference to “BCG” in this Agreement shall mean and refer to the “Company” from and after the Conversion Effective Time.

(g)       Any reference to the “Company” in this Agreement shall mean and refer to the “BCG” prior to the Conversion Effective Time.

(h)       Any reference to “Avalon” in this Agreement shall mean and refer to the “Avalon Merger Surviving Corporation” from and after the Avalon Merger Effective Time and the “LLC Merger Surviving Company” from and after the LLC Merger Effective Time.

(i)       Any reference to “Merger Sub II” in this Agreement shall mean and refer to the “LLC Merger Surviving Company” from and after the LLC Merger Effective Time.

(j)       Any reference to Avalon Merger Surviving Corporation shall mean and refer to the “LLC Merger Surviving Company” from and after the LLC Merger Effective Time.

(k)       Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(l)       Unless context otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(m)       The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. CST on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by BCG in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding securities of the BCG Parties (in each case, other than in connection with a Permitted Recapitalization) or shares of Avalon Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, issuance of securities, or any similar event shall have occurred, or if there shall have been any breach by Avalon with respect to its shares of Avalon Common Stock or rights to acquire Avalon Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of securities of the BCG Parties or shares of Avalon Common Stock, as applicable, will be appropriately adjusted to provide to the holders of then-outstanding securities of the BCG Group or the holders of Avalon Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.03 shall not be construed to permit the BCG Parties or Avalon and its subsidiaries to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
Initial RECAPITALIZATION; CONVERSION; CONTRIBUTION; mergerS

Section 2.01 Initial Recapitalization.

(a)       Prior to the Conversion, BCG will undergo the Initial Recapitalization. In addition, at any time prior to the Closing Date, without breach of any representation, warranty, covenant or agreement of the BCG Parties under this Agreement and notwithstanding anything to the contrary contained herein, the BCG Parties and other members of the BCG Group shall be permitted to adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of the capital structure of any BCG Party (including any such event that involves the creation of new classes of units or shares of stock of any BCG Party, which may have varying voting rights on a per-share basis) as necessary or appropriate to facilitate the Transactions, or as otherwise consented to by Avalon (which consent shall not be unreasonably conditioned, withheld, delayed or denied) (each, a “Permitted Recapitalization”).

(b)       Prior to or in connection with the Initial Recapitalization and to facilitate the Transactions, (i) the BCG Organizational Documents shall be amended and restated following approval by BCG’s general partner and, as necessary, partners (such amendment and restatement to the BCG Organizational Documents, the “Amended BCG Organizational Documents”), and (ii) the BCH Organizational Documents shall be amended and restated following approval by BCH’s general partner and, as necessary, partners (such amendment and restatement to the BCH Organizational Documents, in accordance with the terms attached hereto as Exhibit E, the “Amended BCH Organizational Documents”), in each case, to provide for the Initial Recapitalization as described in the Recitals and this Article II. The Amended BCG Organizational Documents will remain in effect from and after adoption through the Conversion Effective Time.

Section 2.02 The Conversion.

(a)       To effectuate the Conversion, following the Initial Recapitalization and prior to the Closing and Contribution, BCG shall execute a Plan of Conversion, in a form mutually agreeable to the Parties and in accordance with the terms attached hereto as Exhibit F (the “Plan of Conversion”), and will cause certificates of conversion satisfying the applicable requirements of the DLLCA and NRS to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Section 17-219 of the Delaware Revised Uniform Partnership Act and the Secretary of State of the State of Nevada in accordance with Section 92A.195 of the NRS, and make all other filings or recordings required by the DLLCA and NRS in connection with the Conversion. At the Conversion Effective Time, on the terms and conditions set forth herein and in the Plan of Conversion, BCG shall convert into a Nevada corporation.

(b)       From and after the Conversion Effective Time, the Conversion shall have the effects set forth in this Agreement, the Plan of Conversion, the Certificates of Conversion, Section 17-219 of the Delaware Revised Uniform Partnership Act and Section 92A.250 of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all of the rights, privileges and powers of BCG, and all property, real, personal and mixed, and all debts due to BCG, as well as all other things and causes of action belonging to BCG, shall remain vested in the Company and shall be the property of the Company; and all debts, liabilities and duties of BCG shall remain attached to the Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as the Company.

(c)       At the Conversion Effective Time, by virtue of the Conversion, the Amended BCG Organizational Documents shall be amended and restated by an articles of incorporation (the “Company Charter”) and bylaws (the “Bylaws”, and together with the Company Charter, the “Company Organizational Documents”), which shall be in accordance with the terms set forth on Exhibit F and otherwise in a form approved by Avalon (such approval not to be unreasonably withheld, conditioned or delayed).

Section 2.03 Contribution. Following the Initial Recapitalization and Conversion and prior to the Closing, the Company and Ben LLC shall execute a Contribution Agreement, in a form mutually agreeable to the Parties (the “Contribution Agreement”), pursuant to which the Company will contribute to Ben LLC all of the BCH limited partnership interests and general partnership interests held by the Company.

Section 2.04 The Avalon Merger.

(a)       Following the Initial Recapitalization, Contribution and Conversion, on the terms and subject to the conditions set forth herein, on the Closing Date, Avalon and Merger Sub I shall cause the Avalon Merger to be consummated by filing a certificate of merger in a form mutually agreeable to the Parties (the “Avalon Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Avalon and specified in the Certificate of Merger, being the “Avalon Merger Effective Time”).

(b)       At the Avalon Merger Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub I and Avalon shall consummate the Avalon Merger, pursuant to which Merger Sub I shall be merged with and into Avalon, following which the separate corporate existence of Merger Sub I shall cease and Avalon shall continue as the Avalon Merger Surviving Corporation after the Avalon Merger and as a direct, wholly-owned subsidiary of the Company.

(c)       At the Avalon Merger Effective Time, the effect of the Avalon Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Avalon Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub I shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Avalon Merger Surviving Corporation, which shall include the assumption by the Avalon Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub I set forth in this Agreement to be performed after the Avalon Merger Effective Time.

(d)       At the Avalon Merger Effective Time (in accordance with the Certificate of Merger), the certificate of incorporation and bylaws of Merger Sub I, as in effect immediately prior to the Avalon Merger Effective Time shall, in materially the same form, become the certificate of incorporation and bylaws of the Avalon Merger Surviving Corporation, save and except that all references to the share capital of the Avalon Merger Surviving Corporation shall be amended to refer to the correct authorized capital stock of the Avalon Merger Surviving Corporation consistent with the Avalon Certificate of Merger, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and bylaws.

(e)       At the Avalon Merger Effective Time, the board of directors and officers of Merger Sub I and Avalon shall cease to hold office, and the board of directors and officers of the Avalon Merger Surviving Corporation shall be appointed as determined by the Company, each to hold office in accordance with the Organizational Documents of the Avalon Merger Surviving Corporation until their respective successors are duly appointed and qualified.

Section 2.05 The LLC Merger.

(a)       On the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and DLLCA, within two weeks of the Avalon Merger Effective Time, the Avalon Merger Surviving Company shall merge with and into Merger Sub II at the LLC Merger Effective Time. Following the LLC Merger Effective Time, the separate existence of the Avalon Merger Surviving Company shall cease and Merger Sub II shall continue as the surviving entity of the LLC Merger, as a wholly owned subsidiary of the Company.

(b)       On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause a certificate of merger relating to the LLC Merger, in a form reasonably satisfactory to the Company and Avalon (the “LLC Merger Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The LLC Merger shall become effective on the date and time at which the LLC Merger Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by the Company and Avalon and specified in the LLC Merger Certificate of Merger (the time the LLC Merger becomes effective being referred to herein as the “LLC Merger Effective Time”).

(c)       From and after the LLC Merger Effective Time, the LLC Merger shall have the effects set forth in this Agreement, the LLC Merger Certificate of Merger and Section 264 of the DGCL and Section 18-209 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the LLC Merger Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Avalon Merger Surviving Company and Merger Sub II shall vest in the LLC Merger Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Avalon Merger Surviving Company and Merger Sub II shall become the debts, liabilities, obligations and duties of the LLC Merger Surviving Company, in each case, in accordance with the DGCL and DLLCA.

(d)       At the LLC Merger Effective Time, by virtue of the LLC Merger, the certificate of formation and limited liability company operating agreement of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the certificate of formation and limited liability company operating agreement of the LLC Merger Surviving Company, until thereafter amended in accordance with its terms as provided therein and by the DLLCA.

(e)       At the LLC Merger Effective Time, the Persons serving as the sole member and officers of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the sole member and officers of the LLC Merger Surviving Company, each to hold office in accordance with the Governing Documents of the LLC Merger Surviving Company from and after the LLC Merger Effective Time until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal in accordance with the Governing Documents of the LLC Merger Surviving Company, or as otherwise provided by the DLLCA.

(f)       At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.01, of the Avalon Merger Surviving Corporation shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(g)       At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of any Party or any other Person, each unit of limited liability company interest of Merger Sub II issued and outstanding immediately prior to the LLC Merger Effective Time shall be automatically canceled and extinguished and converted into one unit of limited liability company interests of the LLC Merger Surviving Company.

Section 2.06 Avalon Securities and Certificates.

(a)       Prior to the Avalon Merger Effective Time, the Company and Avalon shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company and Avalon (in such capacity, the “Exchange Agent”), for the purpose of, (i) exchanging each share of Avalon Common Stock for one (1) Company Class A Common Share and one (1) share of Company Series A Preferred Stock, as set forth in Section 3.01 below and (ii) exchanging each Avalon Warrant on the warrant transfer books of Avalon immediately prior to the Avalon Merger Effective Time for the Company Warrants issuable in respect of such Avalon Warrants in accordance with the provisions of this Agreement.

(b)       All securities issued upon the surrender of Avalon Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Avalon Securities shall also apply to the Company Class A Common Shares and Company Warrants so issued in exchange. To the extent that such Avalon Securities are represented by physical certificates, the holders of such Avalon Securities will be provided a letter of transmittal to send their certificated Avalon Securities to the transfer agent and warrant agent for the Company Class A Common Shares and Company Warrants, which shall be the same as the transfer agent and warrant agent for Avalon Securities, and such transfer agent or warrant agent will, upon receipt of completed documentation, issue the Company Class A Common Shares and Company Warrants that are issuable in respect of the holder’s Avalon Securities. To the extent that the Avalon Securities are held in book entry, the issuance of Company Class A Common Shares or Company Warrants will automatically be made by the transfer agent and warrant agent.

(c)       In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue, in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (a “Lost Certificate Affidavit”) such securities, as may be required pursuant to Article III; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.

(d)       If the Avalon Shares Merger Consideration is to be issued to a Person other than the holder of the Avalon Shares in whose name the transferred Avalon Share in book-entry form is registered, it shall be a condition to the issuance of the Avalon Shares Merger Consideration that (i) the recipient of such Avalon Shares Merger Consideration, or the Person in whose name such Avalon Shares Merger Consideration is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such Avalon Shares in book-entry form shall be properly transferred, and (iii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Avalon Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(e)       If the Company Warrants to be issued to a Person other than the holder in whose name the transferred Avalon Warrant in book-entry form is registered, it shall be a condition to the issuance of the Company Warrants that (i) the recipient of such Company Warrant, or the Person in whose name such Company Warrant is to be issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such Avalon Warrant in book-entry form shall be properly transferred and (iii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Avalon Warrant in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(f)       After the Avalon Merger Effective Time, the register of shareholders of Avalon shall be closed, and thereafter there shall be no further registration on the register of shareholders of the Avalon Merger Surviving Corporation of transfers of Avalon Shares that were issued and outstanding immediately prior to the Avalon Merger Effective Time.

(g)       All securities issued upon the surrender of certificates representing the Avalon Securities (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Avalon Shares represented by such certificates representing Avalon Securities. Any Company Class A Common Shares made available to the Exchange Agent pursuant to this Section 2.06 that remain unclaimed by any holder of Avalon Shares one year after the Avalon Merger Effective Time shall be delivered to the Company or as otherwise instructed by the Company, and any holder of Avalon Shares who has not exchanged his, her or its Avalon Shares for the Avalon Shares Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to the Company for the issuance of the Avalon Shares Merger Consideration without any interest thereon (but with any dividends paid with respect thereto). None of the Company, the Avalon Merger Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Avalon Shares Merger Consideration remaining unclaimed by the holders of Avalon Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.07 Further Assurances. If, at any time after the Avalon Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Avalon and Merger Sub I, the applicable directors, officers, stockholders, members and managers of Avalon, Merger Sub I and Ben LLC (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
CONSIDERATION; EFFECTS OF THE TRANSACTIONS

Section 3.01 Avalon Consideration; Effects of the Transactions. On the terms and subject to the conditions set forth herein, at the Avalon Merger Effective Time, by virtue of the Avalon Merger and without any further action on the part of any Party or the holders of any securities of Avalon, the following shall occur:

(a)       Avalon Units. At the Avalon Merger Effective Time, following the effectiveness of the Conversion and Contribution, by virtue of the Avalon Merger and without any action on the part of any Party or the holders of securities of Avalon, the Company or Merger Sub I, every issued and outstanding Avalon Unit outstanding immediately prior to the Avalon Merger Effective Time shall be automatically detached into one share of Avalon Class A Common Stock and three-fourths of a share of one Avalon Warrant.

(b)       Avalon Shares. Each share of Avalon Common Stock issued and outstanding immediately prior to the Avalon Merger Effective Time (other than Excluded Shares) that is not redeemed and each share of Avalon Common Stock included in the Avalon Units that is not redeemed will be converted into, and the holders of Avalon Common Stock shall be entitled to receive for each share of Avalon Common Stock, one (1) Company Class A Common Share and one (1) share of Company Series A Preferred Stock; provided, that the holders of the Avalon Class B Common Stock shall not be entitled to receive any Company Series A Preferred Stock in respect of such shares of Avalon Class B Common Stock. All such shares of Avalon Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of stock certificates representing such shares of Avalon Common Stock shall thereafter cease to have any rights with respect to such securities.

(c)       Avalon Warrants. At the Avalon Merger Effective Time, following the effectiveness of the Conversion and Contribution, by virtue of the Avalon Merger and without any action on the part of any Party or the holders of securities of Avalon, the Company or Merger Sub I, each outstanding Avalon Warrant, including all Avalon Warrants that were included in the Avalon Units, shall, pursuant to and in accordance with Section 4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Avalon Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of Avalon Common Stock set forth therein and in substitution thereof such Avalon Warrant shall entitle the holder thereof to acquire (i) such number of Company Class A Common Shares per Avalon Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement; and (ii) and one (1) share of Company Series A Preferred Stock.

(d)       Cancellation of Excluded Shares. Each Excluded Share shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.02 Effect of Merger on Merger Sub I Shares. At the Avalon Merger Effective Time, following the effectiveness of the Conversion and Contribution, by virtue of the Avalon Merger and without any action on the part of any Party or the holders of securities of Avalon, the Company or Merger Sub I, each issued and outstanding share of common stock of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable share of Avalon Class A Common Stock, par value $0.001 per share, of the Avalon Merger Surviving Corporation. From and after the Avalon Merger Effective Time, all certificates representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of shares of Class A Common Stock of the Avalon Merger Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.03 Fractional Shares. No fractional Company Common Shares shall be issued upon the surrender for exchange of the Avalon Common Stock or Non-Sponsor Avalon Warrants and the number of Company Common Shares to be issued to each holder in respect of the Avalon Common Stock or Non-Sponsor Avalon Warrants will be rounded down to the nearest whole share.

Section 3.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Merger Subs, the Company, the Avalon Merger Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Article IV
CLOSING TRANSACTIONS; ADJUSTMENT TO MERGER CONSIDERATION

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Avalon Merger (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. CST on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Avalon and the Company may mutually agree in writing. The date on which the Avalon Merger shall occur is referred to herein as the “Closing Date”.

Section 4.02 Expense Amounts.

(a)       No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, BCG shall provide to Avalon a written report setting forth a list of the following fees and expenses incurred by or on behalf of BCG (including its direct and indirect equityholders) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to BCG (including its direct and indirect equityholders), (ii) the fees and expenses of accountants and other advisers to BCG set forth on Schedule 4.02(a)(ii) of the BCG Schedules, (iii) the fees and disbursements of bona fide third-party investment bankers and financial advisors to BCG, and (iv) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of BCG, in each case, to the extent reasonably incurred in connection with the Transactions (collectively, the “BCG Transaction Expenses”). On the Closing Date, commensurate with the Avalon Merger Effective Time (and for the avoidance of doubt, following disbursement of the Trust Account Proceeds), the Avalon Merger Surviving Corporation will pay or cause to be paid by wire transfer of immediately available funds all such BCG Transaction Expenses; provided, however, that the Company shall be obligated to pay any excess BCG Transaction Expenses in the event that Surviving Corporation does not have adequate funds at the Closing.

(b)       No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, Avalon shall provide to BCG a written report setting forth a list of the Avalon Transaction Expenses (together with written invoices and wire/ACH transfer instructions for the payment thereof), in each case, to the extent such Avalon Transaction Expenses are incurred and expected to remain unpaid as of immediately prior to the Closing. On the Closing Date, commensurate with the Avalon Merger Effective Time (and for the avoidance of doubt, following disbursement of the Trust Account Proceeds), the Avalon Merger Surviving Corporation will pay or cause to be paid by wire transfer of immediately available funds all such Avalon Transaction Expenses; provided, however, that the Company shall be obligated to pay any excess Avalon Transaction Expenses incurred in accordance with this Agreement in the event that the Avalon Merger Surviving Corporation does not have adequate funds at the Closing.

Section 4.03 Closing Statement. At least two (2) Business Days prior to the Special Meeting and in any event not earlier than the time that holders of Avalon Class A Common Stock may no longer elect redemption in accordance with Section 9.03(a), Avalon shall prepare and deliver to BCG a statement (the “Avalon Closing Statement”) setting forth in good faith: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to Avalon Stockholder Redemption); (ii) the aggregate amount of all payments required to be made in connection with Avalon Stockholder Redemption; (iii) the Available Cash Amount resulting therefrom; and (iv) any proceeds received or to be received in any PIPE Investment in connection with the Transactions prior to Closing. The Avalon Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Avalon Closing Statement until the Closing, Avalon shall (x) provide BCG and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of Avalon and its Subsidiaries and to senior management personnel of Avalon and its Subsidiaries, in each case, to the extent reasonably requested by the BCG or any of its Representatives in connection with their review of the Avalon Closing Statement, (y) cooperate with BCG and its Representatives in connection with their review of the Avalon Closing Statement and the components thereof and (z) consider in good faith any comments to the Avalon Closing Statement provided by BCG or its Representatives prior to the Closing Date.

Article V
REPRESENTATIONS AND WARRANTIES OF BCG PARTIES

Except as set forth in the BCG Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), BCG and, solely for the purposes of Section 5.03, Section 5.04 and Section 5.05, each BCG Party represents and warrants to Avalon as follows:

Section 5.01 Organization of the BCG Parties. Each BCG Party is duly organized, validly existing, and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, limited partnership, limited liability company or other entity power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except where such failure to be in good standing or to have such corporate power and authority would not constitute a BCG Material Adverse Effect. As of the Closing, the Company will be a corporation validly existing and in good standing under the Laws of the State of Nevada. The copies of the organizational documents of BCG and the Merger Subs, as in effect on the Execution Date, previously made available by BCG to Avalon (i) are true, correct and complete and (ii) are in full force and effect as of the Execution Date. BCG, Ben LLC, and the Merger Subs are duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a BCG Material Adverse Effect. Each BCG Party (other than BCG) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the Execution Date and has no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 5.02 Subsidiaries. The Significant Subsidiaries as of the date of this Agreement are set forth on Schedule 5.02 of the BCG Schedules. The Significant Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have all requisite corporate, limited partnership, limited liability company or other entity power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except where such failure to have such power and authority would not reasonably be expected to constitute, individually or in the aggregate, a BCG Material Adverse Effect. Each Significant Subsidiary is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to constitute, individually or in the aggregate, a BCG Material Adverse Effect.

Section 5.03 Due Authorization of Transactions; Securities Sold Pursuant to this Agreement.

(a)       Each BCG Party has the requisite corporate, limited partnership, limited liability company or other entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors or equivalent governing body of the applicable BCG Party and BCG has, by its execution and delivery hereof, delivered the Merger Subs Equityholder Approval, and no other corporate or equivalent proceeding on the part of any BCG Party is necessary to authorize this Agreement or such Transaction Agreements. This Agreement has been, and each such Transaction Agreement will (when executed and delivered) be, duly and validly executed and delivered by each BCG Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of each BCG Party, enforceable against such BCG Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b)       The Company Class A Common Shares and Company Series A Preferred Stock to be issued by the Company as merger consideration in the Avalon Merger will have been duly authorized by all necessary corporate action by the Company and will be validly issued, fully paid and non-assessable.

(c)       The Company Class A Common Shares underlying the Company Series A Preferred Stock, when issued upon conversion of the Company Series A Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05, the execution, delivery and performance of this Agreement and each Transaction Agreement to which any BCG Party is party by such BCG Party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of, or result in the breach of or default under, the Governing Documents of any BCG Party, (b) violate any provision of, or result in the breach of or default by any BCG Party under, or require any filing, registration or qualification under, any applicable Law, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, any Material Contract or Lease, (d) result in the creation of any Lien (except Permitted Liens) upon any of the properties, rights or assets of BCG or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case, for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to constitute, individually or in the aggregate, a BCG Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Avalon contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Filings”) is required on the part of any BCG Party with respect to such BCG Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, any other applicable Antitrust Laws, or Securities Laws, (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the BCG Parties to perform or comply with on a timely basis any material obligation of the BCG Parties under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (c) as otherwise disclosed on Schedule 5.05 of the BCG Schedules.

Section 5.06 Current Capitalization. Schedule 5.06 of the BCG Schedules sets forth, as of the June 30, 2022, the number and class of issued and outstanding partnership interests of BCG. The outstanding partnership interests or other equity interests of BCG have been duly authorized and validly issued and are fully paid and nonassessable.

Section 5.07 Capitalization of Subsidiaries.

(a)       The outstanding shares of capital stock or other equity interests of each of BCG’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 5.07(a) of the BCG Schedules, as of June 30, 2022, all of the outstanding ownership interests in each Subsidiary of BCG are owned by BCG, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b)       Except as set forth on Schedule 5.07(b) of the BCG Schedules or contemplated in this Agreement, there are no outstanding (i) securities of BCG or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of BCG, (ii) obligations, options, warrants or other rights, commitments or arrangements to acquire from BCG or any of its Subsidiaries, or other obligations or commitments of BCG or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of BCG or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of BCG (the items in clauses (i)-(iii), in addition to all ownership interests of BCG’s Subsidiaries, being referred to collectively as the “BCG Subsidiary Securities”).

(c)       Except as set forth on Schedule 5.07(c) of the BCG Schedules or contemplated in this Agreement, there are no (i) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of BCG is a party or by which any Subsidiary of BCG is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (ii) obligations or commitments of BCG or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of BCG Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(d)       No shares of capital stock are held in treasury by any Subsidiary of BCG.

Section 5.08 Financial Statements.

(a)       BCG has delivered to Avalon true and complete copies of (i) the audited consolidated balance sheets of the BCG Group and the Variable Interest Entities as at December 31, 2020, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended (the “2020 Financial Statements”); and (ii) drafts of the audited consolidated balance sheets of the BCG Group and the Variable Interest Entities as at December 31, 2021, and drafts of the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the year then ended (the “Draft 2021 Financial Statements”) (together with the 2020 Financial Statements, the “Signing Date Financial Statements”).

(b)       Except as set forth on Schedule 5.08(b) of the BCG Schedules, the Signing Date Financial Statements of the BCG Group and the Variable Interest Entities, together with related notes, present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the BCG Group and the Variable Interest Entities, as applicable, as of the dates and for the periods indicated in such Signing Date Financial Statements (subject to, in the case of the Draft 2021 Financial Statements, the absence of complete footnotes). The Signing Date Financial Statements were prepared in accordance with GAAP, and the 2020 Financial Statements were prepared in accordance with Regulation S-X and audited in accordance with the auditing standards of the PCAOB. The Draft 2021 Financial Statements were prepared in good faith by the Company’s management based upon information available to management at the time of preparation and upon assumptions that management believed to be reasonable at the time made.

Section 5.09 Undisclosed Liabilities. As of the date of this Agreement, neither BCG nor any of its Subsidiaries has any material Liability, debt or obligation required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities and obligations (a) reflected or reserved for in the Signing Date Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2021, in the ordinary course of business of BCG and its Subsidiaries, (c) arising under this Agreement and/or the performance by BCG or its Subsidiaries of their respective obligations hereunder, including transaction expenses, (d) disclosed on Schedule 5.09 of the BCG Schedules, or (e) that will be discharged or paid off prior to or at the Closing or that would not reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole.

Section 5.10 Litigation and Proceedings. Except as set forth on Schedule 5.10 of the BCG Schedules, as of the date of this Agreement, there are no pending or, to the BCG Parties’ Knowledge, threatened in writing Actions against BCG or any of its Subsidiaries or any of their properties, rights or assets which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect. There is no Governmental Order imposed upon or, to the BCG Parties’ Knowledge, threatened in writing against BCG or any of its Subsidiaries or any of their properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect on the ability of the BCG Parties to enter into and perform their obligations under this Agreement. As of the Execution Date, there is no unsatisfied judgment or any open injunction binding upon BCG or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect.

Section 5.11 Compliance with Laws.

(a)       Except as would not reasonably be expected to have, individually or in the aggregate, a BCG Material Adverse Effect, and except (i) with respect to compliance with Environmental Laws (which are the subject of Section 5.21) and compliance with Tax Laws (which are the subject of Section 5.15), BCG and its Subsidiaries are, and since December 31, 2019 have been, in compliance with all applicable Laws and Governmental Orders. BCG and its Subsidiaries hold, and since December 31, 2019 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business. Except as would not reasonably be expected to have, individually or in the aggregate, a BCG Material Adverse Effect, and except as set forth on Schedule 5.11 of the BCG Schedules, since December 31, 2019 through the Execution Date, (i) neither BCG nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits and (ii) no assertion or Action of any violation of any Law, Governmental Order or material Permit by BCG or any of its Subsidiaries is currently threatened in writing against BCG or any of its Subsidiaries. As of the Execution Date, except as set forth on Schedule 5.11 of the BCG Schedules no investigation or review by any Governmental Authority with respect to BCG or any of its Subsidiaries is pending or, to the BCG Parties’ Knowledge, threatened and no such investigations have been conducted by any Governmental Authority since December 31, 2019, in each case, other than those the outcome of which would not reasonably be expected to have a BCG Material Adverse Effect.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a BCG Material Adverse Effect: (i) BCG and its Subsidiaries and, to the BCG Parties’ Knowledge, any Person acting for or on behalf of BCG or its Subsidiaries currently comply in all material respects with and have, since December 31, 2019, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws; (ii) neither BCG nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a material violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) neither BCG nor its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law (other than with respect to the submission by BCG or one of its Subsidiaries of fraudulent activity reports to a Governmental Authority in connection with alleged or potential violations of Anti-Corruption Law or Anti-Money Laundering Law by customers of BCG or one of its Subsidiaries) and (iv) neither BCG nor its Subsidiaries has received any written notice or citation, or to the BCG Parties’ Knowledge, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(c)       Except as would not reasonably be expected to have, individually or in the aggregate, a BCG Material Adverse Effect, none of BCG, its Subsidiaries, nor, to the BCG Parties’ Knowledge, any of their respective officers, directors, managers, or employees, consultants or agents, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), (ii) since December 31, 2019, has knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, or (iii) has materially violated any Laws relating to economic sanctions since December 31, 2019.

Section 5.12 Contracts; No Defaults.

(a)       Schedule 5.12(a) of the BCG Schedules contains a true and complete listing of all Contracts described in clauses (i) through (xi) of this Section 5.12(a) to which, as of the date of this Agreement, BCG or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than the BCG Benefit Plans (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Avalon.

(i)       Each Contract involving, or that BCG reasonably anticipates will involve, aggregate payments or consideration furnished by or to BCG or by or to any of its Subsidiaries of more than $1,000,000 in the calendar year ended December 31, 2021 or any subsequent calendar year and may not be terminated without cause by the counterparty on fewer than fewer than 120 days’ notice;

(ii)       Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of BCG or any of its Subsidiaries entered into during the one-year period prior to the Execution Date, in each case, involving payments in excess of $25,000,000;

(iii)       Each lease, rental or occupancy agreement, installment and conditional sale agreement and each other Contract with outstanding obligations that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(iv)       Each joint venture Contract, partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of BCG) that is material to the business of BCG and its Subsidiaries, taken as a whole;

(v)       Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(vi)       Each Contract expressly prohibiting or restricting in any material respect the ability of BCG or its Subsidiaries to engage in any business, to sell or distribute any products, to operate in any geographical area or to compete with any Person;

(vii)       Each material license or other agreement with respect to any material item of Intellectual Property (excluding licenses granted to BCG or its Subsidiaries for commercially available “off-the-shelf” software with annual aggregate fees of less than $1,000,000, or non-exclusive licenses granted to customers in the ordinary course of business);

(viii)       Each employee collective bargaining Contract or other Contract with any labor union, works council, or labor organization or association;

(ix)       Each sales commission or brokerage Contract that involves annual payments in excess of $2,000,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(x)       Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any Indebtedness or borrowing of money by or from BCG or any of its Subsidiaries in excess of $10,000,000; and

(xi)       Any Contract under which BCG or any of its Subsidiaries has agreed to purchase or sell goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis.

(b)       Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of BCG or one of its Subsidiaries party thereto and, to the BCG Parties’ Knowledge, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to BCG and its Subsidiaries, taken as whole, (w) none of BCG, any of its Subsidiaries or, to the BCG Parties’ Knowledge, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither BCG nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the BCG Parties’ Knowledge, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to BCG or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the BCG Parties’ Knowledge, threatened in writing to cancel or terminate its business with, BCG or any of its Subsidiaries.

Section 5.13 BCG Benefit Plans.

(a)       Schedule 5.13(a) of the BCG Schedules sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (including Multiemployer Plans), and any material stock purchase, stock option, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, officer, director or independent contractor of BCG or its Subsidiaries (the “BCG Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by BCG or any of its Subsidiaries or (ii) BCG or any of its Subsidiaries has any present or future liability (each, a “BCG Benefit Plan”).

(b)       With respect to each BCG Benefit Plan, BCG has delivered or made available to Avalon copies of (i) each BCG Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such BCG Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to such BCG Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such BCG Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any BCG Benefit Plan.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, (i) each BCG Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any BCG Benefit Plan on or before the Execution Date have been made and all obligations in respect of each BCG Benefit Plan as of the Execution Date have been accrued and reflected in BCG’s financial statements to the extent required by GAAP. Each BCG Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the BCG Parties’ Knowledge, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(d)       Except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, neither BCG nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of BCG or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(e)       Neither BCG nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six-year period prior to the Execution Date, a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. No BCG Benefit Plan that is subject to the applicable Law of a jurisdiction outside the United States or that covers any employee, director, consultant or individual independent contractor residing or working outside the United States is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded Liabilities.

(f)       Neither the execution and delivery of this Agreement by BCG nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration, vesting or creation of any rights of any director, officer or employee of BCG or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness under any BCG Benefit Plan or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any BCG Employee.

(g)       No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of BCG or any Subsidiary of BCG who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 5.14 Labor Matters.

(a)       As of the date of this Agreement, neither BCG nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor organization. To the BCG Parties’ Knowledge, none of the BCG Employees are represented by any labor organization or works council with respect to their employment with BCG or any of its Subsidiaries. To the BCG Parties’ Knowledge, as of the date of this Agreement, there are no activities or proceedings of any labor organization to organize any of the BCG Employees and, as of the date of this Agreement, there is no, and since December 31, 2019 has been no, material labor dispute or strike, material slowdown, material concerted refusal to work overtime, or material work stoppage against BCG, in each case, pending or threatened. Since December 31, 2019, neither BCG nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would implicate the federal Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”).

(b)       Except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, each of BCG and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since December 31, 2019, has not experienced any actual or, to the BCG Parties’ Knowledge, threatened arbitrations, grievances, material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against BCG or its Subsidiaries.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to be material to BCG and its Subsidiaries, taken as a whole, BCG and its Subsidiaries are not delinquent in payments to any employees or former employees for any services performed by them to date or amounts required to be reimbursed.

Section 5.15 Taxes. Except as would not constitute a BCG Material Adverse Effect:

(a)       All material Tax Returns required by Law to be filed by BCG or its Subsidiaries have been duly filed within the applicable time limits and those Tax Returns were, and remain, true, correct, and complete in all material respects, and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b)       All material amounts of Taxes due and owing by BCG and its Subsidiaries have been paid within applicable time limits other than Taxes which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, and since the date of the most recent balance sheet included in the Transition Period Financial Statements neither BCG nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c)       Each of BCG and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) remitted, or will remit on a timely basis and within applicable time limits, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)       Neither BCG nor any of its Subsidiaries is engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. Neither BCG nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the BCG Parties’ Knowledge, no such claims have been communicated in writing. No written claim has been made by any Governmental Authority in a jurisdiction where BCG or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of BCG or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e)       Neither BCG nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f)       There are no Liens with respect to material Taxes on any of the assets of BCG or its Subsidiaries, other than Permitted Liens.

(g)       Neither BCG nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than BCG or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(h)       Neither BCG nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person (other than BCG or its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(i)       Neither BCG nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date.

(j)       Neither BCG nor any of its Subsidiaries is a party to any agreement or contract relating to the sharing, allocation or indemnification of Taxes (for the avoidance of doubt, excluding customary commercial agreements entered into in the ordinary course of business the principal subject of which is not Taxes).

For purposes of this Section 5.15, any reference to BCG or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into BCG or any Subsidiary, as applicable. This Section 5.15 provides the sole and exclusive representations and warranties of BCG in respect of Tax matters.

Section 5.16 Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have, a BCG Material Adverse Effect, (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, BCG or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither BCG nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of BCG or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17 Permits. As of the date of this Agreement, each of BCG and its Subsidiaries has all material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except with respect to Permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect. BCG and its Subsidiaries have obtained all of the material Permits necessary under applicable Laws to permit BCG and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of BCG and its Subsidiaries as currently conducted. The operation of the business of BCG and its Subsidiaries as currently conducted is not in material violation of, nor is BCG or any of its Subsidiaries in material default or material violation under, any material Permit.

Section 5.18 Real Property. Neither BCG nor any Subsidiary of BCG owns any real property. Schedule 5.18 of the BCG Schedules contains a true, correct and complete list, as of the date of this Agreement, of (i) all real property and interests in real property owned in fee by the BCG Group (the “Owned Real Property”) and (ii) all Leased Real Property. BCG has made available to Avalon true, correct and complete copies of (i) all deeds and available title reports and surveys for the Owned Real Property and (ii) the material Contracts pursuant to which BCG or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Except as would not be material to BCG and its Subsidiaries, taken as a whole, BCG or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. The BCG Group has good and marketable fee title to all Owned Real Property free and clear of all Liens of any nature whatsoever, except Permitted Liens. With respect to each Lease and except as would not constitute a BCG Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against BCG or one of its Subsidiaries and, to the BCG Parties’ Knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) neither BCG nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases; and (iii) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by BCG or one of its Subsidiaries or, to the BCG Parties’ Knowledge, the other party thereto.

Section 5.19 Intellectual Property and IT Security. Except as would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect:

(a)       Schedule 5.19(a) of the BCG Schedules lists (i) each item of Owned Intellectual Property as of the date of this Agreement and that is the subject of an application or registration with any Governmental Authority and (ii) each material unregistered trademark or service mark owned or purported to be owned by BCG or any of its Subsidiaries. Each item of Intellectual Property required to be listed on Schedule 5.19(a) of the BCG Schedules (collectively, the “Scheduled Intellectual Property”) is subsisting and unexpired and, to the BCG Parties’ Knowledge, valid and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees with a final due date as of the Execution Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the material Scheduled Intellectual Property in full force and effect. Except as set forth on Schedule 5.19(a) of the BCG Schedules, BCG or one of its Subsidiaries solely and exclusively owns all material Owned Intellectual Property, free and clear of all Liens (except Permitted Liens) and has a right to use all other material Intellectual Property used, practiced, or held for use or practice by BCG or any of its Subsidiaries in the operation of the business of BCG and its Subsidiaries as presently conducted (the “Licensed Intellectual Property”). The Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all of the Intellectual Property reasonably necessary and sufficient to enable BCG and its Subsidiaries to conduct the business as currently conducted (provided that the foregoing and the first sentence of clause (d) below shall not be construed to be a representation as to the non-infringement of any third-party Intellectual Property).

(b)       Except as stated on Schedule 5.19(b) of the BCG Schedules, (i) the conduct and operation of the business of BCG and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not, since December 31, 2019 infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any Person, (ii) to the BCG Parties’ Knowledge, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property and (iii) to the BCG Parties’ Knowledge, as of the date of this Agreement, BCG and its Subsidiaries have not received from any Person at any time after December 31, 2019 (or earlier, for material matters that are unresolved as of the Execution Date), any written notice that BCG or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(c)       (i) BCG and its Subsidiaries take commercially reasonable actions and measures to protect and maintain (x) the ownership and, as applicable, confidentiality of their material proprietary Owned Intellectual Property (including, through written Contracts in favor of BCG or one of its Subsidiaries with each of their respective former and current employees, consultants and independent contractors who have contributed to or developed material Owned Intellectual Property that have conveyed all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for BCG or any of its Subsidiaries in the course of such Person’s employment or retention thereby, to the extent such Owned Intellectual Property would not vest initially in BCG or one of its Subsidiaries by operation of law) and (y) the security, confidentiality (as applicable), continuous operation and integrity of their IT Systems and Software (and all data stored therein or transmitted thereby); (ii) no Open Source Software is or has been included, incorporated or embedded in, linked to or combined with any material Software proprietary to BCG or its Subsidiaries (“BCG Software”) that has been conveyed, distributed or made available to third parties, in each case, in a manner that requires, under the terms of the applicable license, that such BCG Software be licensed, distributed, or otherwise made available to third parties (y) in source code form or (z) under terms that permit modification, or the creation of derivative works of such BCG Software; and (iii) except for consultants and other independent contractors engaged by BCG or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements, no other Person possesses (or has any right to access or have disclosed) any material proprietary source code owned by BCG or its Subsidiaries.

(d)       BCG or one of its Subsidiaries owns or has a valid right to use all IT Systems used in connection with the business as currently conducted. BCG and each of its Subsidiaries maintain reasonable back-up and disaster recovery and business continuity plans that are, in the reasonable determination of BCG, in accordance with standard industry practice in all material respects. BCG and each of its Subsidiaries take and have taken commercially reasonable steps to ensure that the IT Systems and BCG Software are free from material viruses and other material malicious Software (including worms, Trojan horses, bugs, faults or other devices, errors, contaminants or material vulnerabilities which may be used to gain access to, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause damage to or abuse such IT Systems or Software). To the BCG Parties’ Knowledge, the IT Systems and BCG Software are free, in all material respects, of any such viruses and malicious Software.

Section 5.20 Data Privacy. BCG and its Subsidiaries and, to the BCG Parties’ Knowledge, any Person acting for or on behalf of BCG or its Subsidiaries currently comply in all material respects with and have, since December 31, 2019, complied in all material respects with, (i) all applicable Privacy Laws, (ii) all of BCG and its Subsidiaries’ policies and notices regarding Personal Information, and (iii) all of BCG and its Subsidiaries’ contractual obligations with respect to Personal Information. Since December 31, 2019, BCG and its Subsidiaries have implemented and maintained any legally required policies, procedures and systems for receiving and responding to requests from individuals concerning their Personal Information, and have implemented and maintained reasonable and appropriate technical and organizational safeguards, consistent in all material respects with applicable Privacy Laws, to protect Personal Information in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. BCG and its Subsidiaries have taken any reasonable steps, including where necessary through contractual obligations, to ensure that any third party with access to Personal Information collected by or on behalf of BCG or any of its Subsidiaries has implemented and maintained the same. To the BCG Parties’ Knowledge, any third party who has provided Personal Information to BCG or any of its Subsidiaries has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent so required. To the BCG Parties’ Knowledge, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of BCG or any of its Subsidiaries or collected, used or processed by or on behalf of BCG or any of its Subsidiaries, and BCG and its Subsidiaries have not provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information (except for individual complaints or requests under Privacy Laws in the ordinary course of business and/or as has been resolved without material liability to BCG). BCG and its Subsidiaries have not received any written notice of any claims, investigations or inquiries related to the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information (except as has been resolved without material liability to BCG).

Section 5.21 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect: (a) BCG and its Subsidiaries are, and, except for matters which have been fully resolved, since December 31, 2019 have been, in compliance with all applicable Environmental Laws; (b) BCG and its Subsidiaries hold all material Permits required under Environmental Laws to permit BCG and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of BCG and its Subsidiaries as currently conducted; and (c) there are no written claims or notices of violation pending against or, to the BCG Parties’ Knowledge, threatened against BCG or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, and, to the BCG Parties’ Knowledge, there is no reasonable basis for any such claims or notices.

This Section 5.21 provides the sole and exclusive representations and warranties of BCG in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.22 Absence of Changes. Since March 31, 2022, no BCG Material Adverse Effect has occurred.

Section 5.23 Brokers’ Fees. Except for fees described on Schedule 5.23 of the BCG Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by BCG, any of its Subsidiaries or any of their Affiliates.

Section 5.24 Related Party Transactions. Except for the Contracts set forth on Schedule 5.24 of the BCG Schedules, as of the Execution Date, there are no Contracts between BCG or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of BCG or, to the BCG Parties’ Knowledge, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service, (c) amounts paid pursuant to BCG Benefit Plans, and (d) Contracts related to equity ownership of BCG or any of its Subsidiaries (the “Related Party Contracts”).

Section 5.25 Information Supplied. The information supplied in writing by BCG expressly for inclusion in the Form S-4 and the Proxy Statement/Prospectus will not (i) in the case of the Form S-4, at the time the Form S-4 is declared effective under the Securities Act, and (ii) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of Avalon or at the time of any meeting of Avalon stockholders to be held in connection with the Transactions, including the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

Section 5.26 Investment Company Act. No member of the BCG Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.27 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. Except as provided in this Article V or the Transaction agreements, none of the BCG Parties or any of their subsidiaries, or any of their respective Representatives has made, or is making, any express or implied representation or warranty (written or oral) to Avalon or its Affiliates or Representatives and expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, none of the BCG Parties or any of their Subsidiaries nor any other person makes or has made any representation or warranty to the other parties hereto (or their Affiliates or Representatives) with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to any of the BCG Parties or any of their Subsidiaries or (b) any oral or (except for the representations and warranties made by the BCG Parties in this Article V, including any disclosure schedule, or in any Transaction Agreement) written information made available to the other parties hereto in the course of their evaluation of the BCG Parties and their Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

Section 5.28 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, the BCG Parties acknowledge and agree that none of Avalon, its Subsidiaries or any of their respective direct or indirect equityholders, Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article VI, the Transaction Agreements or Avalon’s SEC Reports, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Avalon or its Subsidiaries, and the BCG Parties specifically disclaim that they are relying upon or have relied upon any representations or warranties beyond those expressly given in Article VI, the Transaction Agreements, or Avalon’s SEC Reports that may have been made by any Person, and acknowledge and agree that Avalon, its Subsidiaries, and their respective direct and indirect equityholders, Representatives and Affiliates, as applicable, have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. The BCG Parties further acknowledge and agree that they have conducted their own independent review and analysis of Avalon and its Subsidiaries and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of such Persons.

Article VI
REPRESENTATIONS AND WARRANTIES OF Avalon

Except as set forth in the Avalon Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Avalon prior to the Execution Date (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.12 (Tax Matters); and Section 6.13 (Capitalization)), Avalon represents and warrants to each of the BCG Parties as follows:

Section 6.01 Corporate Organization. Avalon is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Avalon previously delivered by Avalon to BCG are true, correct and complete and are in effect as of the date of this Agreement. Avalon is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. Avalon is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Avalon to enter into this Agreement or consummate the transactions contemplated hereby.

Section 6.02 Due Authorization.

(a)       Avalon has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party and, upon receipt of approval of the Avalon Stockholder Matters by Avalon Stockholders, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (such required votes, the “Avalon Stockholder Approval”). The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Avalon and, except for approval of Avalon Stockholder Matters by Avalon Stockholders, no other corporate or equivalent proceeding on the part of Avalon is necessary to authorize this Agreement or such Transaction Agreements or Avalon’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which Avalon is or will be a party, has been or will be duly and validly executed and delivered by Avalon and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which Avalon is or will be a party, constitutes or will constitute a legal, valid and binding obligation of Avalon, enforceable against Avalon in accordance with its terms, subject to the Enforceability Exceptions. The only vote of the holders of any class or series of capital stock of Avalon necessary to effect the Transactions is the Avalon Stockholder Approval.

(b)       Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of Avalon’s capital stock necessary in connection with the entry into this Agreement by Avalon, the consummation of the transactions contemplated hereby, including the Closing and the approval of the Avalon Stockholder Matters are as set forth on Schedule 6.02(b) of the Avalon Schedules. Each Avalon Stockholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to Avalon is applicable to any of the Transactions.

(c)       At a meeting duly called and held, the board of directors of Avalon has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Avalon Stockholders; (ii) determined that the fair market value of BCG is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the Execution Date; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) made the Avalon Board Recommendation; and (v) adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203 of the DGCL) not to apply to the execution, delivery or performance of this Agreement, and the consummation of the Avalon Merger and the other Transactions.

(d)       To Avalon’s Knowledge, the execution, delivery and performance of any Transaction Agreement by any party thereto, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which Avalon is or will be a party by Avalon and, upon receipt of approval of the Avalon Stockholder Matters by the Avalon Stockholders, the consummation of the transactions contemplated hereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Avalon Organizational Documents or any Governing Documents of any Subsidiaries of Avalon, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Avalon, any Subsidiaries of Avalon or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Avalon or any Subsidiaries of Avalon is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Avalon or any Subsidiaries of Avalon, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of Avalon to enter into and perform their respective obligations under this Agreement or any Transaction Agreement to which any of Avalon is a party, as applicable.

Section 6.04 Litigation and Proceedings. There are no pending or, to Avalon’s Knowledge, threatened, Actions and, to Avalon’s Knowledge, there are no pending or threatened investigations, in each case, against Avalon, or otherwise affecting Avalon or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have an Avalon Material Adverse Effect or result in any Lien on the assets of Avalon or its Affiliates that would not be extinguished on or prior to the Closing. There is no unsatisfied judgment or any open injunction binding upon Avalon which could, individually or in the aggregate, reasonably be expected to have an Avalon Material Adverse Effect or result in any Lien on the assets of Avalon or its Affiliates that would not be extinguished on or prior to the Closing.

Section 6.05 Governmental Authorities; Consents. No Governmental Filing is required on the part of Avalon with respect to the execution or delivery of this Agreement by Avalon or any Transaction Agreement to which Avalon is a party, as applicable, or the consummation of the transactions contemplated hereby or thereby, except for (i) applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) Securities Laws, and (iii) Nasdaq.

Section 6.06 Compliance with Laws.

(a)       Except where the failure to be, or to have been, in compliance with such Laws has not, and would not be material to Avalon or would reasonably be expected to prevent or materially delay or materially impair the ability of Avalon to consummate the Transactions, Avalon is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders. Avalon holds, and since its formation has held, all Permits necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not reasonably be expected to be, individually on in the aggregate, material to Avalon. Since its formation, (i) Avalon has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to Avalon’s Knowledge, no assertion or Action of any violation of any Law, Governmental Order or Permit by Avalon is currently threatened against Avalon, in each case of (i) and (ii), except as would not be material to Avalon. As of the Execution Date, no investigation or review by any Governmental Authority with respect to Avalon is pending or, to Avalon’s Knowledge, threatened and no such investigations have been conducted by any Governmental Authority since its formation, in each case, other than those the outcome of which would not reasonably be expected to be, material to Avalon.

(b)       Since its formation, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, have a material adverse effect on the ability of Avalon to enter into and perform its obligations under this Agreement or any Transaction Agreement to which Avalon is a party, as applicable, (i) there has been no action taken by Avalon, or, to Avalon’s Knowledge, any officer, director, manager, employee, agent or representative of Avalon, in each case, acting on behalf of Avalon, in violation of any applicable Anti-Corruption Law, (ii) Avalon has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) Avalon has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) Avalon has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 6.07 Financial Ability; Trust Account.

(a)       As of the Execution Date, there is at least $210,105,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 5, 2021, by and between Avalon and the Trustee on file with the SEC Reports of Avalon as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Avalon Organizational Documents and Avalon’s final prospectus dated October 5, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Avalon has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Execution Date, there are no claims or proceedings pending with respect to the Trust Account. Since October 5, 2021, Avalon has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Avalon Merger Effective Time, the obligations of Avalon to dissolve or liquidate pursuant to the Avalon Organizational Documents shall terminate, and, as of the Avalon Merger Effective Time, Avalon shall have no obligation whatsoever pursuant to the Avalon Organizational Documents to dissolve and liquidate the assets of Avalon by reason of the consummation of the transactions contemplated hereby. To Avalon’s Knowledge, following the Avalon Merger Effective Time, no Avalon Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Avalon Class A Common Stock for redemption pursuant to the Avalon Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Avalon and, to Avalon’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to Avalon’s Knowledge, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than the Avalon Stockholders who shall have elected to redeem their shares of Avalon Class A Common Stock pursuant to the Avalon Stockholder Redemption or the underwriters of Avalon’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)       Assuming the accuracy of the representations and warranties of BCG and the Merger Subs contained herein and the compliance by BCG and the Merger Subs with their respective obligations hereunder, Avalon has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Avalon on the Closing Date.

(c)       Avalon and its Affiliates (individually and collectively) are not (and as of the Closing will not be) insolvent or left with unreasonably small capital for the operation of its business, and has not incurred (and will not incur) debts or other Liabilities beyond their ability to pay such debts or other Liabilities as they mature.

(d)       As of the Execution Date, Avalon does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 6.08 Brokers’ Fees. Except for fees described on Schedule 6.08 of the Avalon Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by Avalon or any of its Affiliates, including the Sponsor. Upon the payment of the fees set forth in Schedule 6.08 of the Avalon Schedules, no Person shall have the right to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment for any other transaction involving Avalon following the Closing.

Section 6.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)       Avalon has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 5, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Avalon, in each case as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Avalon has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)       Avalon has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Avalon is made known to Avalon’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Avalon’s Knowledge, such disclosure controls and procedures are effective in timely alerting Avalon’s principal executive officer and principal financial officer to material information required to be included in Avalon’s periodic reports required under the Exchange Act.

(c)       Avalon has established and maintained a system of internal controls. To Avalon’s Knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Avalon’s financial reporting and the preparation of Avalon’s financial statements for external purposes in accordance with GAAP.

(d)       Each director and executive officer of Avalon has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Avalon to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Avalon. Avalon has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)       Neither Avalon (including any employee thereof) nor Avalon’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Avalon, (ii) any fraud, whether or not material, that involves Avalon’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Avalon or (iii) any claim or allegation regarding any of the foregoing.

(f)       As of the Execution Date, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To Avalon’s Knowledge, none of the SEC Reports filed on or prior to the Execution Date is subject to ongoing SEC review or investigation as of the Execution Date.

Section 6.10 Business Activities.

(a)       Since its incorporation, Avalon has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Avalon Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Avalon or to which Avalon is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Avalon or any acquisition of property by Avalon or the conduct of business by Avalon as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Avalon to enter into and perform its obligations under this Agreement.

(b)       Avalon does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Avalon nor any of its Subsidiaries has any interests, rights, obligations or Liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)       There is no Liability or debt of or claim or judgment against Avalon or any of its Subsidiaries, except for Liabilities and obligations (i) reflected or reserved for on Avalon’s consolidated balance sheet as at June 30, 2022 or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Avalon and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Avalon’s consolidated balance sheet as at June 30, 2022 in the ordinary course of the operation of business of Avalon and its Subsidiaries (other than any such Liabilities as are not and would not be, in the aggregate, material to Avalon and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d)       Except for this Agreement and the agreements expressly contemplated hereby or as set forth on Schedule 6.10(d) of the Avalon Schedules, Avalon is, and at no time has been, party to any Contract with any other Person that would require payments by Avalon in excess of $10,000 monthly, $500,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.02)) and Contracts set forth on Schedule 6.10(d) of the Avalon Schedules.

(e)       Since October 12, 2020, (i) there has not been any Avalon Material Adverse Effect and (ii) except as set forth in Schedule 6.10(e) of the Avalon Schedules, Avalon and its Affiliates have, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

(f)       Since December 31, 2021 through the Execution Date, Avalon and its Affiliates have not taken any action that (i) would require the consent of the BCG Parties pursuant to Article VIII if such action had been taken after the Execution Date or (ii) would otherwise be material to Avalon and its Affiliates, on the one hand, or the BCG Parties, on the other hand.

Section 6.11 Employee Benefit Plans. Except as may be contemplated by the Omnibus Incentive Plan Proposal, neither Avalon nor any of its Subsidiaries maintains, contributes to, or could reasonably be expected to have any obligation or liability (contingent or otherwise) under any “employee benefit plan” as defined in Section 3(3) of ERISA (including Multiemployer Plans), or any stock purchase, stock option, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (each an “Avalon Benefit Plan”) and neither the execution and delivery of this Agreement by Avalon nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration or creation of any rights of any current or former employee, officer, director or consultant of Avalon or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any current or former employee, officer, director or consultant of Avalon or its Subsidiaries. No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of Avalon or any Subsidiary of Avalon who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

Section 6.12 Tax Matters.

(a)       All material Tax Returns required by Law to be filed by Avalon have been duly filed within the applicable time limits and those Tax Returns were, and remain, true, correct, and complete in all material respects and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b)       All material amounts of Taxes due and owing by Avalon have been paid within applicable time limits, and since the date of Avalon’s consolidated balance sheet as at June 30, 2022, Avalon has not incurred any material Tax liability outside the ordinary course of business.

(c)       Avalon has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) remitted, or will remit on a timely basis, and within applicable time limits, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)       Avalon has not engaged in any material audit, assessment, visit, discovery, examinations, investigations, administrative proceeding or judicial proceeding with respect to Taxes. Avalon has not received any written notice from a Governmental Authority of a dispute, assessment, or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and no such claims have been communicated in writing. No written claim has been made, and to Avalon’s Knowledge, no oral claim has been made, by any Governmental Authority in a jurisdiction where Avalon does not file a Tax Return that Avalon is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Avalon and no written request for any such waiver or extension is currently pending.

(e)       During the two-year period ending on the Execution Date, neither Avalon nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)       Avalon (i) has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (ii) has not executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the BCG Group after the Closing or (ii) has not, or has not ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g)       There are no Liens with respect to Taxes on any of the assets of Avalon, other than Permitted Liens.

(h)       Avalon does not have material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for Liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i)       Avalon is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts with Persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates not primarily relating to Taxes).

(j)       To Avalon’s Knowledge, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(k)       Avalon will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) advance payments, prepaid or deferred amounts received on or prior to the Closing Date; or (F) as a result of a deferral of Tax under Section 965 of the Code.

Section 6.13 Capitalization.

(a)       The authorized capital stock of Avalon consists of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of Avalon Class A Common Stock, (ii) 10,000,000 shares of Avalon Class B Common Stock and (iii) 1,000,000 shares of Avalon Preferred Stock, of which (A) 20,855,250 shares of Avalon Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 5,175,000 shares of Avalon Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Avalon Preferred Stock are issued and outstanding as of the date of this Agreement. As of immediately prior to and at the Closing, the aggregate number of shares of Avalon Class B Common Stock and shares of Avalon Class A Common Stock held by the Sponsor shall equal 5,025,000 shares of Avalon Common Stock. Avalon has issued (x) 8,100,000 Sponsor Avalon Warrants that entitle the Sponsor to purchase Avalon Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement and (y) 15,525,000 Non-Sponsor Avalon Warrants that entitle the holder to purchase Avalon Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding shares of Avalon Common Stock and Avalon Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Avalon Common Stock held by the Sponsor. Except for this Agreement and the Avalon Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Avalon Common Stock or the equity interests of Avalon, or any other Contracts to which Avalon is a party or by which Avalon is bound obligating Avalon to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Avalon, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Avalon. Except as disclosed in the SEC Reports, the Avalon Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of Avalon to repurchase, redeem or otherwise acquire any securities or equity interests of Avalon. There are no outstanding bonds, debentures, notes or other Indebtedness of Avalon having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Avalon Stockholders may vote. Except as disclosed in the SEC Reports, Avalon is not a party to any stockholders’ agreement, voting agreement or registration rights agreement relating to Avalon Common Stock or any other equity interests of Avalon. Avalon does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(b)       No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of Avalon representing 25% or more of the combined voting power of the issued and outstanding securities of Avalon.

Section 6.14 Nasdaq Stock Market Listing. Avalon is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act and the issued and outstanding units of Avalon, each such unit comprised of one share of Avalon Class A Common Stock and three-fourths of one Avalon Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AVACU”. The issued and outstanding shares of Avalon Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AVAC”. The issued and outstanding Avalon Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “AVACW”. Avalon is in compliance with the rules of Nasdaq and there is no Action pending or, to Avalon’s Knowledge, threatened against Avalon by Nasdaq or the SEC with respect to any intention by such entity to deregister the Avalon Class A Common Stock or Avalon Warrants or terminate the listing of Avalon Class A Common Stock or Avalon Warrants on Nasdaq. None of Avalon or its Affiliates has taken any action in an attempt to terminate the registration of the Avalon Class A Common Stock or Avalon Warrants under the Exchange Act except as contemplated by this Agreement. Avalon has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Avalon Class A Common Stock from Nasdaq or the SEC.

Section 6.15 Sponsor Agreement. Avalon has delivered to BCG a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Avalon. The Sponsor Agreement is a legal, valid and binding obligation of Avalon and, to Avalon’s Knowledge, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Avalon under any material term or condition of the Sponsor Agreement.

Section 6.16 Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, side letters, arrangements or understandings between Avalon, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Avalon.

Section 6.17 Contracts; No Defaults; Affiliate Agreements.

(a)       All Contracts material to Avalon to which, as of the date of this Agreement, Avalon is a party or by which any of its assets are bound are set forth on Schedule 6.17 of the Avalon Schedules and have been previously made available to BCG by Avalon.

(b)       Except for any material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any material Contract of the type described in Section 6.17(a), (i) such material Contracts are in full force and effect and represent the legal, valid and binding obligations of Avalon and, to Avalon’s Knowledge, represent the legal, valid and binding obligations of the other parties thereto, and, to Avalon’s Knowledge, are enforceable by Avalon to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Avalon has not received written notice that it is in material default under any material Contract of the type described in Section 6.17(a) to which it is a party in the one year immediately preceding the date of this Agreement which notice of default is still outstanding at the date of this Agreement. No party with whom Avalon has entered into a material Contract of the type described in Section 6.17(a) has, in the one year immediately preceding the date of this Agreement, given written notice of its intention to terminate, repudiate or disclaim all or a substantial part of such material Contract of the type described in Section 6.17(a).

(c)       Except as set forth on Schedule 6.17(c) of the Avalon Schedules, and other than the private placement of securities in connection with Avalon’s initial public offering, Avalon is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former equityholder, executive officer or director of Avalon, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of BCG or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Avalon Affiliate Agreement”). Avalon has made available to BCG true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available with respect to any Avalon Affiliate Agreement.

Section 6.18 Title to Property. Avalon does not (a) own or lease any real or personal property or (b) is not a party to any agreement or option to purchase any real property or other material interest therein. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Avalon owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Avalon in the operation of its business and which are material to Avalon, in each case, free and clear of any Liens (other than Permitted Liens).

Section 6.19 Investment Company Act. Neither Avalon nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20 Interest in Competitors. Avalon does not own any interest, nor does any of its Associates (as defined under the HSR Act) or Affiliates insofar as such Affiliate-owned interests would be attributed to Avalon under the HSR Act or any other antitrust Law, in any Person that derives revenues from any lines of products, services or business within any of BCG’s or any of its Subsidiaries’ lines of products, services or business.

Section 6.21 Avalon Stockholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state currently has a substantial interest (as defined in 31 C.F.R. Part 800.244) in Avalon and no such foreign person will have a substantial interest in BCG as a result of the Mergers such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over BCG post-Closing.

Section 6.22 No Market Manipulation. Neither Avalon nor its Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Avalon Securities to facilitate the sale or resale of the Avalon Securities or affect the price at which the Avalon Securities may be issued or resold; provided, however, that this provision shall not prevent Avalon from engaging in investor relations or public relations activities consistent with past practices.

Section 6.23 No Disagreements with Accountants and Lawyers. To Avalon’s Knowledge, there are no disagreements of any kind presently existing, or reasonably anticipated by Avalon to arise, between Avalon and the accountants and lawyers formerly or presently employed by Avalon, including, disputes or conflicts over payment owed to such accountants and lawyers.

Section 6.24 Proxy Statement/Prospectus. When first filed pursuant to Section 14A of the Exchange Act, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Exchange Act. On the date of any filing pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Prospectus is first mailed to the Avalon Stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.25 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES. Except as provided in this Article VI, the Transaction Agreements, or Avalon’s SEC Reports, neither Avalon nor any of its Representatives has made, or is making, any representation or warranty whatsoever to any BCG Party or its Affiliates. In particular, without limiting the foregoing, neither Avalon nor any other Person makes or has made any representation or warranty to the other Parties hereto with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Avalon or (B) any oral or, except for the representations and warranties made by Avalon in this Article VI (including any disclosure schedule or any Transaction Agreement), written information made available to the other Parties hereto in the course of their evaluation of Avalon, the negotiation of this Agreement or in the course of the Transactions.

Section 6.26 No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, Avalon acknowledges and agrees that none of the BCG Parties, their Subsidiaries or any of their respective direct or indirect equityholders, Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article V or the Transaction Agreements, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the BCG Parties or their Subsidiaries, and Avalon specifically disclaims that they are relying upon or have relied upon any representations or warranties beyond those expressly given in Article V or the Transaction Agreements that may have been made by any Person, and acknowledge and agree that the BCG Parties, their Subsidiaries, and their respective direct and indirect equityholders, Representatives and Affiliates, as applicable, have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. Avalon further acknowledges and agrees that they have conducted their own independent review and analysis of the BCG Parties and their Subsidiaries and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of such Persons.

Article VII
COVENANTS OF THE BCG PARTIES

Section 7.01 Conduct of Business. Except as (i) required by Law (including COVID-19 Measures), (ii) contemplated or permitted by this Agreement or the other Transaction Agreements (including any Asset PIPE Financing, PIPE Investment, the Initial Recapitalization, Conversion and Contribution or Mergers), (iii) set forth on Schedule 7.01 of the BCG Schedules or (iv) consented to by Avalon (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the BCG Parties shall, and shall cause the other members of the BCG Group to, (a) use its commercially reasonable efforts to operate its business in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19); and (b) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the BCG Group. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the BCG Group from taking or failing to take any action set forth on Schedule 7.01 of the BCG Schedules or in response to COVID-19 or any COVID-19 Measures, including the establishment of any policy, procedure or protocol, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Avalon to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements (including any Asset PIPE Financing, PIPE Investment, the Initial Recapitalization, Conversion, Contribution or Mergers), as set forth on Schedule 7.01 of the BCG Schedules, as consented to by Avalon (which consent shall not be unreasonably conditioned, withheld, delayed or denied), as required by Law (including COVID-19 Measures), or for other COVID-19 Measures taken by the BCG Group in good faith, BCG shall not, and BCG shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement (including any Asset PIPE Financing, PIPE Investment, the Initial Recapitalization, Conversion, Contribution or Mergers):

(i)       effect a material amendment to or restatement of the Organizational Documents of the BCG Parties or any of the Significant Subsidiaries in a manner that would materially and adversely affect Avalon or the Avalon Stockholders;

(ii)       sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the BCG Group (including Company Intellectual Property and IT assets but excluding (A) dispositions of obsolete or worthless assets and (B) sales, abandonment, lapses of personal property in an amount not in excess of $1,000,000 in any transaction (or series of related transactions)), other than (1) Permitted Liens or (2) Liens on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a BCG Material Adverse Effect;

(iii)       (A) effect any recapitalization, reclassification, split or other change in its capitalization, (B) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except in each case, for securities delivered upon vesting, conversion or exercise of outstanding awards or convertible instruments pursuant to their terms or pursuant to any other Contract executed prior to the date hereof;

(iv)       (A) fail to maintain its existence; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the BCG Group (other than the Transactions or as otherwise contemplated by this Agreement or the Transaction Agreements), as a result of which the BCG or its Significant Subsidiaries does not continue as the Avalon Merger Surviving Corporation;

(v)       change any method of accounting or accounting practice or policy used by the BCG Group, other than changing the BCG Group’s fiscal year or such changes as are required by GAAP or a Governmental Authority; or

(vi)       announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to BCG or any of its Subsidiaries by third parties that may be in BCG’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of BCG or its Subsidiaries or the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law or (c) in the judgment of legal counsel of BCG would result in the loss of attorney-client privilege or other privilege from disclosure, BCG shall, and shall cause its Subsidiaries to, afford to Avalon and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of BCG and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of BCG and its Subsidiaries, in each case, as Avalon and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the BCG Group without the prior written consent of BCG. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Avalon and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 No Claim Against the Trust Account. BCG acknowledges that it has read Avalon’s final prospectus, filed on October 7, 2021 and other SEC Reports, Avalon Organizational Documents, and the Trust Agreement and understands that Avalon has established the Trust Account described therein for the benefit of the public Avalon Stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. BCG further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by January 8, 2023 or such later date as approved by the Avalon Stockholders to complete a Business Combination, Avalon will be obligated to return to the Avalon Stockholders the amounts being held in the Trust Account. Accordingly, BCG hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Avalon or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever; provided, that (i) nothing herein shall serve to limit or prohibit BCG’s or its Subsidiaries right to pursue a claim against Avalon for legal relief against monies or assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Avalon to specifically perform its obligations under this Agreement or the Transaction Agreements and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any Avalon Stockholder Redemption) to BCG or its Subsidiaries in accordance with the terms of this Agreement) so long as such claim would not affect Avalon’s ability to fulfill its obligation to effectuate the Avalon Stockholder Redemption; and (ii) nothing herein shall limit or prohibit any claims that the BCG Group may have in the future against Avalon’s assets or funds that are not held in the Trust Account. This Section 7.03 shall survive the termination of this Agreement for any reason.

Section 7.04 Proxy Solicitation; Other Actions.

(a)       BCG agrees to use commercially reasonable efforts to provide the following in connection with the initial filing of the Proxy Statement/Prospectus with the SEC: (i) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K with respect to the periods described in the foregoing periods, (ii) the Audited 2021 Financial Statements, and (iii) any unaudited consolidated balance sheets and the related unaudited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity of the applicable members of the BCG Group and Variable Interest Entities that may be required to be included in the Proxy Statement/Prospectus. BCG shall be available to, and the BCG Parties shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Avalon and its counsel in connection with (x) the drafting of the Proxy Statement/Prospectus and (y) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, BCG shall reasonably cooperate with Avalon in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)       From and after the date on which the Proxy Statement/Prospectus is mailed to the Avalon Stockholders, BCG will give Avalon prompt written notice of any action taken or not taken by BCG or its Subsidiaries or of any development regarding BCG or its Subsidiaries, in any such case which is known by BCG, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Avalon and BCG shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

Section 7.05 PIPE Financing. Without limiting anything to the contrary contained herein, during the Interim Period, BCG may, but shall not be required to enter into and consummate subscription agreements with investors relating to a PIPE Investment for cash in an aggregate amount of up to $250,000,000 in accordance with terms set forth on Schedule 7.05 of the BCG Schedules or with Avalon’s written consent (which shall not be unreasonably withheld, conditioned or delayed) an amount in excess thereof. If BCG elects to seek a PIPE Investment purchaser, BCG shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur. Except as otherwise agreed by the Parties, the sale of any Company Class A Common Shares pursuant to a PIPE Investment would be at a price per share equal to the Reference Price, and may (if determined by BCG in its sole discretion) include warrants to purchase additional Company Class A Common Shares (a “PIPE Warrant”) or the economic equivalent in another security. In connection with the foregoing, BCG shall be permitted to issue PIPE Warrants that entitle the holder thereof to purchase, for each share of Company Class A Common Shares purchased, up to three-fourths of one share of Company Class A Common Shares; and each whole warrant shall have an exercise price of $11.50 per share or higher (or on such other terms that are more favorable to BCG), provided, that BCG shall be permitted to issue PIPE Warrants that entitle the holder thereof to purchase a number of shares of Company Class A Common Shares in excess of three-fourths warrant coverage only with Avalon’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 7.06 Asset PIPE Financing. Without limiting anything to the contrary contained herein, during the Interim Period, BCG may, but shall not be required to, sell newly issued Company Class A Common Shares to certain accredited investors (i) in accordance with the terms set forth on Schedule 7.06 of the BCG Schedules at the Reference Price in an aggregate amount of up $700,000,000 or (ii) otherwise with Avalon’s written consent (which shall not be unreasonably withheld, conditioned or delayed) an amount in excess thereof (the “Asset PIPE Financing”), in exchange for cash or alternative assets, valued at 100% of their most recently reported net asset value at the time of such subscription, including lending money to Variable Interest Entities to finance their acquisition of alternative assets in connection therewith, and, if BCG elects to seek an Asset PIPE Financing, the BCG Group and Avalon shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Asset PIPE Financing and use their respective commercially reasonable efforts to cause such Asset PIPE Financing to occur.

Article VIII
COVENANTS OF Avalon

Section 8.01 Indemnification and Insurance.

(a)       From and after the Closing Date, the Company shall jointly and severally indemnify and hold harmless (i) each present and former director and officer of the BCG Group and Avalon, and (ii) in addition, solely with respect to the BCG Group, named senior executives of the BCG Group (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of such entity) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (each, a “Claim”), to the fullest extent that the relevant member of the BCG Group or Avalon, respectively, would have been permitted under applicable Law and subject to the limitations of its respective Organizational Documents and indemnification agreements, if any, in effect from time to time at or prior to the Closing to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). After the Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Closing Date, the Company shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b)       Prior to the Avalon Merger Effective Time, Avalon shall use its commercially reasonable efforts to purchase and obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the Avalon’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Avalon; provided, however, that to the extent a policy as permitted by this Section 8.01(b) is purchased by Avalon, the aggregate cost of such policy shall be deemed a Avalon Transaction Expense and shall not exceed 200% of the annual premium of Avalon’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement (which consent shall be deemed to be commercially reasonably for purposes of this paragraph (b)).

(c)       Notwithstanding the foregoing: (i) neither the Avalon Merger Surviving Corporation nor the Company shall be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by the Avalon Merger Surviving Corporation or the Company, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the Avalon Merger Surviving Corporation and the Company (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Avalon Merger Surviving Corporation or the Company: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d)       On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Avalon with, or for the benefit of, the D&O Indemnified Parties, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, Avalon shall countersign such indemnification agreements with respect to any D&O Indemnified Party that was a director or officer of Avalon prior to the Mergers for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Party and Avalon.

(e)       The provisions of this Section 8.01 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives

Section 8.02 Conduct of Avalon During the Interim Period.

(a)       During the Interim Period, except as set forth on Schedule 8.02 of the Avalon Schedules or as contemplated by this Agreement or as consented to by BCG in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Avalon shall not and shall not permit any of its Subsidiaries to:

(i)       change, modify or amend the Trust Agreement or the Avalon Organizational Documents;

(ii)       (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Avalon; (B) split, combine or reclassify any capital stock of, or other equity interests in, Avalon; or (C) other than in connection with Avalon Stockholder Redemption or as otherwise required by Avalon’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Avalon;

(iii)       make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(iv)       enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Avalon or the Sponsor (including, for the avoidance of doubt, (A) any Director or Officer of Avalon or the Sponsor or anyone related by blood, marriage or adoption to any such person and (B) any Person with whom any Director or Officer of Avalon or the Sponsor has a direct or indirect legal or contractual relationship or beneficial ownership interest of 5% or greater) or any other Avalon Affiliate Agreement;

(v)       enter into, renew or amend in any material respect, any transaction or Contract relating to Avalon Transaction Expenses if such entry, renewal or amendment would result in additional Avalon Transaction Expenses that, individually or in the aggregate, exceed $500,000;

(vi)       terminate, or waive or assign any material right under, any Contract, other than the expiration of any Contract in accordance with its terms;

(vii)       establish any Subsidiary or enter into any new line of business;

(viii)       enter into any partnership or joint venture with any Person;

(ix)       enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(x)       (A) make any capital expenditures or (B) incur any liabilities or obligations (whether absolute, accrued, contingent or otherwise), in each case, in excess of $50,000 individually or $100,000 in the aggregate, in each case, which are not satisfied prior to or in connection with the Closing;

(xi)       incur or otherwise subject to any Liens on the assets of Avalon or its Affiliates, in each case, which are not released prior to or in connection with the Closing;

(xii)       waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(xiii)       except as contemplated by the Omnibus Incentive Plan Proposal, adopt or amend any Avalon Benefit Plan (or any plan, policy or arrangement that would be an Avalon Benefit Plan if so adopted), or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or independent contractors;

(xiv)       acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(xv)       adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(xvi)       incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or issue any debt securities or options, warrants, calls or other rights to acquire debt securities of Avalon, except in each case in the ordinary course of business consistent with past practice;

(xvii)       (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Avalon (including any Avalon Preferred Stock) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or (B) amend, modify or waive any of the terms or rights set forth in, any Avalon Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(xviii)       take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xix)       authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b)       During the Interim Period, Avalon shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Avalon Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Avalon or its Subsidiaries may be a party.

Section 8.03 Certain Transaction Agreements. Avalon shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement. Avalon shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to Avalon in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Avalon shall give the Company, prompt (and, in any event within one (1) Business Day,) written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement known to Avalon, and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.04 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Avalon or its Subsidiaries by third parties that may be in Avalon’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Avalon would result in the loss of attorney-client privilege or other privilege from disclosure, Avalon shall afford to BCG, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Avalon and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Avalon that are in the possession of Avalon, in each case as BCG and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by BCG, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Avalon Merger Effective Time.

Section 8.05 Avalon Nasdaq Listing. During the Interim Period, Avalon will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Avalon Merger to maintain the listing of the Avalon Units, the shares of Avalon Common Stock and the Avalon Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Company Class A Common Shares, the Company Series A Preferred Stock and the Company Warrants.

Section 8.06 Avalon Public Filings. From the Execution Date through the Closing, Avalon will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.07 Section 16 Matters. Prior to the Avalon Merger Effective Time, BCG shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition of Company Class A Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to BCG be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.08 Omnibus Incentive Plan. Prior to the Closing Date, the Company shall, subject to obtaining the approval of the Avalon Stockholders for the Omnibus Incentive Plan Proposal, adopt, the Beneficient Omnibus Incentive Plan (the “Omnibus Incentive Plan”) in the form attached hereto as Exhibit G. The Omnibus Incentive Plan shall provide for the reservation for issuance of a number of Company Common Shares as set forth in the Omnibus Incentive Plan, subject to annual increases as provided therein. Effective as of the Avalon Merger Effective Time, the Company shall assume the Omnibus Incentive Plan (with any adjustments, including pursuant to Section 3.01, to reflect the Avalon Merger).

Article IX
JOINT COVENANTS

Section 9.01 Regulatory Approvals.

(a)       Prior to the Closing, each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to (i) promptly obtain all authorizations, clearances, consents, orders and approvals of all Governmental Authorities that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Agreements; (ii) cooperate with the other parties in promptly seeking to obtain all such authorizations, clearances, consents, orders and approvals; and (iii) provide such other information and documents to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Avalon shall pay all applicable filing or notice fees required in connection with any notice or filing made with any Governmental Authority pursuant to this Section 9.01; provided, that the Company shall pay all filing fees under the HSR Act and any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement and the Transaction Agreements.

(b)       Each Party agrees to, and shall cause its respective Affiliates to, make promptly, and no later than ten (10) Business Days after the Execution Date unless mutually agreed otherwise by the parties, its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and the Transaction Agreements. Each party further agrees that it will supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested in connection with its respective filing pursuant to the HSR Act. Each party agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, merger control or foreign investment Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, merger control or foreign investment Law.

(c)       Each Party shall promptly notify the other Parties of any substantive communication it or any of its Representatives receives from the SEC, the United States Department of Justice or the Federal Trade Commission primarily relating to the Transactions and permit the other Parties to review in advance and provide comments (which shall be considered in good faith) on any proposed substantive communication by such party to any such Governmental Authority. None of the Parties shall agree to participate in any substantive meeting or teleconference with the SEC, the United States Department of Justice or the Federal Trade Commission in respect of any filings or investigation (including any settlement of an investigation) primarily relating to the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or teleconference. Each Party shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking the expiration or termination of any applicable waiting periods, including under the HSR Act. Each Party shall, and shall cause its Representatives to, provide each other with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the Transactions; provided, however, that (i) nothing herein shall require any Party to provide a copy of its respective filing pursuant to the HSR Act to any other Party and (ii) materials may be redacted (A) as necessary to comply with contractual requirements or applicable Law; and (B) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 9.02 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of BCG and Avalon with respect to the notifications, filings, reaffirmations and applications described in Section 9.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.02, Avalon and BCG shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Avalon, BCG, or their respective Affiliates are required to obtain in order to consummate the Transactions, provided that, BCG shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by BCG and Avalon, and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Avalon, BCG, Merger Sub or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which BCG or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.03 Preparation of Form S-4 and Proxy Statement/Prospectus; Avalon Special Meeting.

(a)       Proxy Statement/Prospectus.

(i)       As promptly as practicable following the execution and delivery of this Agreement, Avalon, BCG shall use reasonable best efforts to prepare, and the Company shall file with the SEC, the Form S-4 in connection with the registration under the Securities Act of the Company Common Shares, Series A Preferred Stock and Company Warrants to be issued under this Agreement and the effect of the Transactions on the Avalon Warrants (and Company Common Shares underlying the Avalon Warrants), which Form S-4 will also contain the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to, among other things: (A) providing the Avalon Stockholders with the opportunity to redeem shares of Avalon Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Special Meeting (the “Avalon Stockholder Redemption”); and (B) soliciting proxies from holders of Avalon Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the amendment and restatement of the Certificate of Incorporation in the form of the Avalon Organizational Documents; (3) the approval of the adoption of the Omnibus Incentive Plan (the “Omnibus Incentive Plan Proposal”); (4) to the extent required, the issuance of securities pursuant to the PIPE Investment and the Asset PIPE Financing; (5) the pre-approval of the Company’s ordinary course equity issuances in connection with financing the liquidity of alternative assets following consummation of the Mergers; and (6) any other proposals that are reasonably necessary or desirable to consummate the Transactions (collectively, the “Avalon Stockholder Matters”). Without the prior written consent of BCG, the Avalon Stockholder Matters shall be the only matters (other than procedural matters) which Avalon shall propose to be acted on by the Avalon Stockholders at the Special Meeting, as adjourned or postponed. Each of Avalon and BCG shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. Each of Avalon, on the one hand, and BCG, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, Avalon and BCG shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Avalon Stockholders.

(ii)       Each of Avalon and BCG shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus and any amendment to the Form S-4 and the Proxy Statement/Prospectus filed in response thereto. If Avalon or BCG becomes aware that any information contained in the Form S-4 and the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 and the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (x) such party shall promptly inform the other parties and (y) Avalon and BCG shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Form S-4 and the Proxy Statement/Prospectus. Avalon and BCG shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Avalon Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Avalon Organizational Documents. Each of BCG and Avalon shall provide the other party with copies of any written comments, and shall inform such other parties of any oral comments, that such party receives from the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Avalon and BCG shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(iii)       Avalon shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. BCG shall file the Prospectus and any supplement thereto pursuant to Rule 424. Avalon, and BCG shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than 35 days following the SEC Clearance Date (subject to Section 9.03(b)), and (ii) cause the Proxy Statement/Prospectus to be disseminated to the Avalon Stockholders in compliance with applicable Law.

(b)       Avalon Special Meeting. Avalon shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of BCG) to obtain the Avalon Stockholder Approval at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of Avalon Stockholder Matters. Avalon shall include Avalon Board Recommendation in the Proxy Statement. The board of directors of Avalon shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, Avalon Board Recommendation for any reason. Avalon agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of Avalon Stockholder Matters shall not be affected by any intervening event or circumstance, and Avalon agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of the Avalon Stockholder Matters, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, Avalon shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of BCG, shall) postpone or adjourn the Special Meeting for a period of no longer than 20 days: (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of Avalon has determined in good faith is required by applicable Law is disclosed to the Avalon Stockholders and for such supplement or amendment to be promptly disseminated to the Avalon Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Avalon Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of Avalon Stockholder Matters; provided, that in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c)       Nasdaq Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) the Company to satisfy all applicable initial listing requirements of Nasdaq; and (c) the Company Class A Common Shares, Company Series A Preferred Stock and Company Warrants issuable in respect of the Avalon Public Warrants in accordance with this Agreement, including the Avalon Merger, to be approved for listing on Nasdaq (and Avalon shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Avalon Merger Effective Time. The Company shall pay all fees of Nasdaq in connection with the application to list and the listing of Company Class A Common Shares, Company Series A Preferred Stock and Company Warrants on Nasdaq.

Section 9.04 Exclusivity.

(a)       During the Interim Period, BCG shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Avalon and/or any of its Affiliates or Representatives) concerning any purchase of all or a material portion of BCG’s equity securities or the issuance and sale of any securities of, or membership interests in, BCG or its Subsidiaries (other than any purchases of equity securities by BCG from employees of BCG or its Subsidiaries) or any merger or sale of substantial assets involving BCG or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business or transactions permitted by Section 7.01 (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). BCG shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)       During the Interim Period, Avalon shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than BCG, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with BCG, its stockholders and their respective Affiliates and Representatives. Avalon shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.05 Tax Matters.

(a)       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions, shall be borne by Avalon and the Company equally, and such parties shall cooperate to file all necessary Tax Returns and other documentation with respect to all such Taxes and fees. The Company shall promptly pay when due all such required amounts to the appropriate Governmental Authority.

(b)       Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Party shall be terminated as of the Closing Date. After such date, neither any Party nor any representative thereof shall have any further rights or liabilities thereunder.

(c)       FIRPTA Certificate. At or prior to the Closing, Avalon shall have delivered to the Company a certificate (a “FIRPTA Certificate”) pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that Avalon has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5) year period ending on the Closing Date, in a form reasonably acceptable to the Company.

(d)       Intended Tax Treatment. Each of the Parties intends that, for U.S. federal income tax purposes, (i) the Conversion and the Mergers should together qualify as a contribution governed by Section 351 of the Code and the Treasury Regulations thereunder, (ii) the Mergers together should qualify as a “reorganization” under Section 368(a) of the Code and (iii) this Agreement constitutes and hereby is adopted as a “plan of reorganization” with respect to the Conversion, Contribution and Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”). Each Party shall not take any action that would prevent the Conversion, Contribution and the Mergers from qualifying for the Intended Tax Treatment and shall make all Tax filings in a manner consistent with such treatment.

Section 9.06 Confidentiality; Publicity.

(a)       Each Party acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b)       None of Avalon, BCG or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of BCG or Avalon, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Avalon or BCG, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that the foregoing shall not prohibit the BCG Group from communicating with potential investors in a private offering of securities, to regulators and other Governmental Authorities in accordance with Section 9.01(a), or as otherwise set forth on Schedule 9.06(b) of the BCG Schedules; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect Avalon’s obligations pursuant to Section 9.03.

(c)       BCG and Avalon shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), mutually or each individually issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Avalon shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which BCG shall review and comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which shall be provided to BCG for reviewing and comment promptly following the execution of this Agreement); provided, however, if BCG does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of BCG shall not prevent Avalon from making such filing in accordance with Federal Securities Laws. Prior to Closing, Avalon andthe Company shall prepare current reports on Form 8-K to be filed by each of Avalon and the Company announcing the Closing, together with, or incorporating by reference, in the case of the Company, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Filings”); provided, however, if the Company does not approve of the Signing Filing on or prior to the date such filing is required to be made pursuant to Federal Securities Laws, the failure to secure the approval of the Company shall not prevent Avalon from making such filing in accordance with Federal Securities Laws. Avalon and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the Closing Filings prior to filing. Avalon and the Company shall mutually agree upon and, as promptly as practicable after the Closing Date (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filings or the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in the Interim Period in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

Section 9.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and Liabilities contemplated by this Agreement and the transactions contemplated hereby.

Section 9.08 Stockholders Agreement and Registration Rights Agreement. At or prior to the Closing, each of the parties thereto shall execute and deliver to the other Parties the Stockholders Agreement and the Registration Rights Agreement.

Section 9.09 Company Board of Directors. Each of the Company and Avalon shall take, or cause to be taken, the actions set forth in this Section 9.09 prior to the Closing:

(a)       The Company and Avalon shall (i) cause each Person serving and not continuing as a member of the board of directors of the Company to resign from such position, effective upon the Avalon Merger Effective Time, and (ii) elect or otherwise cause (x) the Persons designated on Schedule 9.09 of the BCG Schedules to comprise the nine members of the board of directors of the Company, effective upon the Avalon Merger Effective Time, and (y) up to two designees of Avalon, who shall be acceptable to BCG in its reasonable discretion; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of Nasdaq and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of the Company.

(b)       The Company and Avalon shall (i) cause each Person serving and not continuing as an officer of the Company to resign from such position, effective upon the Avalon Merger Effective Time, and (ii) appoint or otherwise cause to be appointed each Person serving as an officer of BCG immediately prior to the Avalon Merger Effective Time as a corresponding officer of the Company, effective upon the Avalon Merger Effective Time.

(c)       Each of the Company and Avalon shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 9.09(a) does not satisfy any requirement of a Governmental Authority to serve as a director, then (x) there shall be no obligation to appoint such individual pursuant to Section 9.09(a) and (y) the Company or Avalon, as applicable, shall be entitled to designate a replacement director in lieu of such person; provided, further, that in no event shall Closing be delayed or postponed in connection with or as a result of the foregoing.

Section 9.10 Extension Elections. If the Closing shall not have occurred by January 8, 2023, the Parties agree that (i) Avalon shall take all actions required under the Avalon Organizational Documents required to extend the period of time to consummate a business combination prior to the expiration of the Completion Window; and (ii) so long as (x) no Terminating Avalon Breach has occurred and is in effect and (y) the consummation of the Mergers has not been permanently enjoined or prohibited by the terms of a final Governmental Order (or a Governmental Order that is reasonably likely to become final) or a statute, rule or regulation (except to the extent enjoined or prohibited in connection with a Special Termination Event, as defined in Section 11.01(g)), BCG shall deposit into the Trust Account on behalf of Sponsor, prior to each extension date, $2,070,000 (an “Extension Amount”) in order for Avalon to extend the duration of the Completion Window from January 8, 2023 to April 8, 2023 or from April 8, 2023 to July 8, 2023 in accordance with the Certificate of Incorporation (each, an “Extension Election”). BCG shall deposit any Extension Amounts required to be paid under this Section 9.10 at least five (5) Business Days prior to the expiration of the then-current Completion Window.

Article X
CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)       HSR Act; Other Competition Filings. Any consent, approval or clearance with respect to, or terminations or expiration of any applicable waiting period(s) (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the FTC and/or the DOJ, as applicable) imposed under the HSR Act in respect of the Transactions shall have been obtained, shall have been received or shall have been expired or terminated, as the case may be.

(b)       Regulatory Approvals. All required consents and approvals from the Regulatory Consent Authorities set forth on Schedule 10.01(b) of the BCG Schedules shall have been obtained.

(c)       No Prohibition. There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Transactions.

(d)       Net Tangible Assets. Avalon shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Avalon Stockholder Redemption and completion of the Transactions.

(e)       Stockholder Approval. The Avalon Stockholder Approval, other than the Omnibus Incentive Plan Proposal, shall have been obtained.

(f)       Form S-4. The Form S-4 shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g)       Nasdaq. (i) The Company’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and (ii) the Company’s Class A Common Shares, Company Series A Preferred Stock and Company Warrants to be issued in respect of the Avalon Public Warrants in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(h)       Board of Directors. The board of directors of the Company shall be constituted with the Persons designated in accordance with Section 9.09.

(i)       Consent and Lock-Up. Prior to the Avalon Merger Effective Time, the holders set forth on Schedule 10.01(i) of the BCG Disclosure Schedules shall have (i) executed and delivered a consent (in a form reasonably acceptable to each of Avalon and the Company) to the consummation of the Conversion and the Amended BCG Organizational Documents and Amended BCH Organizational Documents; and (ii) executed and delivered a lock-up agreement in favor of the Company, in a form reasonably acceptable to each of Avalon and the Company.

(j)       Conversion and Contribution; Amendment to Company Articles. Prior to the Avalon Merger Effective Time, BCG shall (i) have consummated the Conversion and Contribution, and (ii) provide evidence that the Company adopted the Company Organizational Documents and shall have provided Avalon with evidence of such adoption.

Section 10.02 Additional Conditions to Obligations of Avalon. The obligations of Avalon to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Avalon:

(a)       Representations and Warranties.

(i)       Each of the representations and warranties of the BCG Parties, as applicable, contained in Section 5.01 (Corporation Organization of the BCG Parties), Section 5.03 (Due Authorization of Transactions; Securities Sold Pursuant to this Agreement), Section 5.06 (Current Capitalization) and Section 5.23 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “BCG Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)       Each of the representations and warranties of the BCG Parties contained in Article V (other than the Specified Representations and the representations and warranties of the Company contained in Section 5.22), shall be true and correct (without giving any effect to any limitation as to “materiality” or “BCG Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a BCG Material Adverse Effect.

(b)       Agreements and Covenants. The covenants and agreements of each BCG Party in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)       No Material Adverse Effect. Since the date of this Agreement, there shall not have been a BCG Material Adverse Effect.

(d)       BCG Organizational Documents. At or prior to the Avalon Merger Effective Time, the Company shall have adopted the Company Organizational Documents in a form to be mutually agreed upon by the Parties.

(e)       Closing Deliverables.

(i)       Officer Certificate. Avalon shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.02(a), 10.02(b) and 10.02(c) with respect to the Company and the Merger Subs, as applicable.

(ii)       Secretary Certificates. The Company and the Merger Subs shall each have delivered to Avalon a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Avalon Merger Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Transaction Agreements to which it is a party or otherwise bound.

(iii)       Good Standing. The Company shall have delivered to Avalon good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified within two (2) Business Days prior to the Closing Date from the Secretary State of the State of Nevada. The Company shall have delivered to Avalon a good standing certificate for the Merger Subs certified within two (2) Business Days prior to the Closing Date from the Secretary of State of Delaware, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv)       Assignment, Assumption and Amendment to Warrant Agreement. Avalon shall have received a copy of the Assignment, Assumption and Amendment to Warrant Agreement.

(v)       Lock-Up Agreements. Avalon shall have received a Founder Lock-Up Agreement for certain shareholders of the Company set forth on Schedule 10.02(e)(v) of the BCG Schedules, duly executed by Avalon, and each such Lock-Up shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vi)       Company Organizational Documents. At or prior to the Avalon Merger Effective Time, the Company shall have adopted the Company Organizational Documents and BCH shall have adopted the Amended BCH Organizational Documents in accordance with the terms attached hereto as Exhibit E.

(vii)       Restructuring of Outstanding Securities. At or prior to the Avalon Merger Effective Time, BCG Parties shall have consummated the Initial Recapitalization in accordance with the terms set forth on Schedule 10.02(e)(vii) of the BCG Schedules and Exhibits E and F.

(viii)       Delivery of the Audited Financial Statements. BCG shall have delivered to Avalon the Audited 2021 Financial Statements.

Section 10.03 Additional Conditions to the Obligations of the BCG Parties. The obligation of the BCG Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the BCG.

(a)       Representations and Warranties.

(i)       The representations and warranties of Avalon contained in this Agreement (A) set forth in Section 6.01, Section 6.02, and Section 6.08 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; (B) set forth Section 6.13 shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis deviations; and (C) otherwise set forth in Article VI (1) that are qualified by an “Avalon Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date and (2) that are not qualified by an “Avalon Material Adverse Effect” qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Avalon Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A), (B), or (C), as applicable, as of such date).

(ii)       The representations and warranties of Avalon contained in Section 6.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b)       Agreements and Covenants. The covenants and agreements of Avalon in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)       Avalon Redemptions. Avalon shall have completed the Avalon Stockholder Redemption, and after the Avalon Stockholder Redemption Avalon shall have at least 400 unrestricted round lot holders (in each case of clause (i) and (ii), as such requirements are interpreted under the initial listing criteria of the Nasdaq Global Market).

(d)       Sponsor Agreement. Each of the covenants of each of the parties to the Sponsor Agreement required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and none of the parties thereto shall have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

(e)       No Material Adverse Effect. No Avalon Material Adverse Effect shall have occurred.

(f)       Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of Avalon shall have resigned or otherwise removed, effective as of or prior to the Closing.

(g)       Closing Deliverables.

(i)       Officer Certificate. Avalon shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Avalon in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.03(a), 10.03(b), and 10.03(c) with respect to Avalon.

(ii)       Secretary Certificate. Avalon shall have delivered to the BCG Parties a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Avalon Organizational Documents as in effect as of the Closing Date (immediately prior to the Avalon Merger Effective Time), (B) the resolutions of Avalon’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Agreements to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Avalon Stockholder Matters has been approved by the Avalon Stockholders and (D) the incumbency of officers authorized to execute this Agreement or any Transaction Agreements to which Avalon is a party or otherwise bound.

(iii)       Good Standing. Avalon shall have delivered to the BCG Parties a good standing certificate (or similar documents applicable for such jurisdictions) for Avalon certified within two (2) Business Days prior to the Closing Date from the Secretary of State of Delaware.

(iv)       Assignment, Assumption and Amendment to Warrant Agreement. The BCG Parties shall have received a copy of the Assignment, Assumption and Amendment to Warrant Agreement.

(v)       Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vi)       Lock-Up Agreements and Letter Amendments. Each Sponsor Lock-Up Agreement and Letter Amendment executed by the Sponsor Persons set forth on Schedules 1.01(d) and 1.01(e) of the BCG Schedules on or about the Execution Date shall be in full force and effect in accordance with the terms thereof as of the Closing.

(vii)       FIRPTA Certificate. Avalon shall have delivered to BCG a duly executed statement dated as of the Closing Date that certifies, in accordance with Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h), that Avalon Common Stock is not a United States real property interest within the meaning of Section 897(c) of the Code.

(viii)       Liens. There shall not be any liens on any of the assets of Avalon.

Section 10.04 Frustration of Conditions. Neither Avalon nor any of the BCG Parties may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the conditions of the other Party to be satisfied, as required by Section 9.02.

Article XI
TERMINATION/EFFECTIVENESS

Section 11.01 Termination. Prior to Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)       by written consent of BCG and Avalon;

(b)       by Avalon, if the Closing shall not have occurred by the expiration of the Completion Window (as extended from time to time in accordance with Section 9.10 and the Certificate of Incorporation, the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by BCG or the Company with respect to this Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement; and provided further, that Avalon’s right to terminate this Agreement under this Section 9.01(b) shall not be available in the event that Avalon’s actions or failure to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date.

(c)       by the BCG Parties, if the Closing shall not have occurred by the Termination Date; provided, that if any Action for specific performance or other equitable relief by BCG or the Company with respect to this Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is 30 days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement; and provided further, that BCG’s right to terminate this Agreement under this Section 9.01(b) shall not be available in the event that BCG’s actions or failure to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date.

(d)       by written notice to BCG from Avalon (i) if there is any material breach of any representation, warranty, covenant or agreement on the part of BCG set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by BCG through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Avalon provides written notice of such violation or breach and the Termination Date, as such date may be extended pursuant to this Agreement) after receipt by BCG of notice from Avalon of such breach, but only as long as BCG continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “BCG Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within BCG Cure Period, (ii) if the consummation of the Avalon Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, or (iii) within five Business Days of receipt of the Audited 2021 Financial Statements and delivery thereof to Avalon, if the Audited 2021 Financial Statements reflect a consolidated financial position or balance sheet, cash flows or results of operations, or statements of income or comprehensive income or stockholders’ equity, of the BCG Group and the Variable Interest Entities that, taken as a whole, (x) are qualified in any substantive manner or (y) reflect a material and adverse difference in the financial condition or business of the BCG Group and the Variable Interest Entities (taken as a whole), as compared to the financial condition and business presented in the Draft 2021 Financial Statements;

(e)       prior to the Closing, by written notice to Avalon from BCG if (i) there is any material breach of any representation, warranty, covenant or agreement on the part of Avalon set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Avalon Breach”), except that, if any such Terminating Avalon Breach is curable by Avalon through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date BCG provides written notice of such violation or breach and the Termination Date, as such date may be extended pursuant to this Agreement) after receipt by Avalon of notice from BCG of such breach, but only as long as Avalon continues to exercise such commercially reasonable efforts to cure such Terminating Avalon Breach (the “Avalon Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Avalon Breach is not cured within Avalon Cure Period, or (ii) the consummation of the Avalon Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) shall not be available if BCG’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(f)       by written notice from either BCG or Avalon to the other if Avalon Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(f) shall not be available to Avalon if, at the time of such termination, Avalon is in material breach of Section 9.03.

(g)       by written notice to BCG from Avalon if the occurrence of one or more matters set forth on Schedule 11.01(g) of the BCG Schedules has occurred and remains ongoing (a “Special Termination Event”), and as a direct result of such Special Termination Event, (x) the consummation of the Avalon Merger is permanently enjoined or prohibited by the terms of a final Governmental Order or a statute, rule or regulation or (y) there is no reasonable likelihood that the Transactions are capable of being consummated on or prior to the expiration of the Completion Window, despite the Parties’ best efforts to consummate same in accordance with this Agreement; provided, that, the right to terminate this Agreement under this Section 11.01(g) shall not be available if (x) if any action or omission by Avalon, Sponsor or their respective Representatives was the primary cause of, primarily resulted in, or materially exacerbated such Special Termination Event, (y) Avalon is in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Sections 10.01 or 10.03 (with or without the passage of time).

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, Section 11.03 below or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 7.03 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Section 11.03 Termination Fees. In the event that this Agreement is validly terminated by Avalon pursuant to Section 11.01(g), then BCG shall (i) deposit into the Trust Account the amount of any Extension Amounts not previously paid in accordance with Section 9.10 above (which amounts, for the avoidance of doubt, shall solely be used to fund the Extension Elections); and (ii) pay to Avalon (by wire transfer of immediately available funds), a fee in an amount equal to the sum of the amount of Avalon Transaction Expenses reasonably incurred or paid by Avalon prior to such date, up to a maximum amount of $1,000,000. Except as expressly set forth in this Section 11.03, upon a Termination of this Agreement, all Expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such Expenses.

Article XII
MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Avalon, or to:	If to the BCG Parties, or to:

Avalon Acquisition Inc.	c/o The Beneficient Company Group, L.P.
2 Embarcadero Center	325 N Saint Paul St., Suite 4850
7th Floor	Dallas, Texas 75201
San Francisco, CA 94111	Attn: General Counsel
Attn: Craig Cognetti	E-mail: LegalNotices@beneficient.com

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

Venable LLP	Haynes and Boone, LLP
1270 Avenue of the Americas, 24th Floor	2323 Victory Ave., Suite 700
New York, NY 10020	Dallas, TX 75219
Attn: William N. Haddad	Attn: Matthew Fry
Email: WNHaddad@Venable.com	Matt.Fry@haynesboone.com

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that BCG or the Company, as applicable, may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of BCG or the Company, as applicable, so long as BCG or the Company, as applicable remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of BCG, the Company, Avalon and the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15 and (c) H&B are intended third-party beneficiaries of, and may enforce, Section 12.17.

Section 12.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, the Avalon Merger Surviving Corporation shall bear and pay, at or promptly after Closing, all of the Transaction Expenses.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Confidentiality Agreement, dated as of December 1, 2021, by and between The Beneficient Company Group (USA), L.L.C. and Avalon (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, Avalon acknowledges and agrees that any BCG Party may, without breach of this Agreement, with respect to any Transaction Agreement to which such BCG Party is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 12.14 Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any BCG Party or Avalon under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights of any party to any Transaction Agreement.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Avalon Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing (including, for the avoidance of doubt Section 9.05) and (b) this Article XII.

Section 12.16 Acknowledgements.

(a)       Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the BCG Representations constitute the sole and exclusive representations and warranties of the BCG Parties; (iii) Avalon Representations constitute the sole and exclusive representations and warranties of Avalon; (iv) except for the BCG Representations by the BCG Parties and Avalon Representations by Avalon, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the BCG Representations by the BCG Parties and the Avalon Representations by Avalon. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Avalon understands and agrees that any assets, properties and business of BCG and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the BCG Representations by the BCG Parties or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

(b)       Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article V or Article VI (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17 Provisions Respecting Representation of BCG Group.

(a)       Haynes and Boone, LLP (“H&B”) has represented the BCG Group with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, Avalon and its Affiliates agree that they shall not, and shall cause their Affiliates not to, seek to have H&B disqualified from representing any BCG Equityholder or any entity in the BCG Group (i) in connection with any dispute that may arise between such parties, on the one hand, and Avalon or its Affiliates, on the other hand, in connection with this Agreement, the Transaction Agreements or the Transactions and (ii) in connection with any such dispute, the BCG Parties or other entities in the BCG Group involved in such dispute (and not Avalon or its Affiliates) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the BCG Parties or other entities in the BCG Group, and their Representatives (including H&B), BCG Equityholders or Affiliates (collectively, the “BCG/Company Parties”) that occurred prior to the Closing.

(b)       Without limiting the foregoing, Avalon (on its own behalf and on behalf of its Representatives and Affiliates) also acknowledges and agrees that H&B has been and will be providing legal advice to the BCG/Company Parties in connection with the Agreement, the Transaction Agreements, and any transactions contemplated herein and therein and in such capacity, will have had confidential and/or privileged communications between the H&B and the BCG/Company Parties, including written and electronic communications between or among H&B and/or the BCG/Company Parties, relating to this Agreement, the Transaction Agreements, and the Transactions (collectively, the “Privileged Materials”). Avalon (on its own behalf and on behalf of its Representatives and Affiliates) further acknowledges and agrees that, at and after the Closing, the Privileged Materials shall belong solely to the BCG Equityholders and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by the BCG Equityholders and shall not pass to or be claimed by Avalon or their Affiliates (including from and after Closing, the BCG Group). In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by the BCG Equityholders. Avalon (on its own behalf and on behalf of its Representatives and Affiliates, including the BCG Group from and after the Closing) also agree that they will not, directly or indirectly, obtain or seek to obtain from H&B any such Privileged Materials (or assist any other Person) and agree not to knowingly access, review, use or rely on any Privileged Materials in any dispute involving any of the Parties after the Closing.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the Execution Date.

AVALON ACQUISITION INC.

By:	/s/ S. Craig Cognetti
Name:	S. Craig Cognetti
Title:	Chief Executive Officer

Signature Page to
Business Combination Agreement

THE BENEFICIENT COMPANY GROUP, L.P.

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

BENEFICIENT MERGER SUB I, INC.

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

BENEFICIENT MERGER SUB II, LLC

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

Signature Page to
Business Combination Agreement

EXHIBIT A

FORM OF ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT

AMENDMENT TO WARRANT AGREEMENT

THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of [●], 2022, by and among (i) Avalon Acquisition Inc., a Delaware corporation (the “SPAC”), (ii) The Beneficient Company Group, L.P., a Delaware limited liability company, which prior to the effective date of this Amendment shall convert to a Nevada corporation bearing the name “Beneficient” (the “Company”), and (iii) Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement (as defined below) (and if such term is not defined in the Warrant Agreement, then the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, SPAC and the Agent are parties to that certain Warrant Agreement, dated as of October 5, 2021 (as amended, including without limitation by this Amendment, the “Warrant Agreement”), pursuant to which the Agent agreed to act as the SPAC’s warrant agent with respect to the issuance, registration, transfer, exchange, redemption and exercise of (i) warrants to purchase shares of Class A common stock of the SPAC, par value $0.0001 per share (the “SPAC Class A common stock”), underlying the units of the SPAC issued in SPAC’s initial public offering (“IPO”) (the “Public Warrants”), (ii) warrants to purchase shares of SPAC Class A common stock underlying the units of SPAC acquired by Avalon Acquisition Holdings LLC (the “Sponsor”), in a private placement concurrent with the IPO (the “Sponsor Private Warrants”), (iii) warrants to purchase shares of SPAC Class A common stock underlying the units of SPAC issuable to the Sponsor or an affiliate of the Sponsor or certain officers and directors of SPAC upon conversion of up to $1,500,000 of working capital loans (the “Working Capital Warrants”), and (iv) all other warrants issued by SPAC after the IPO, in connection with or following the Transactions (the “Post-IPO Warrants” and together with the Public Warrants, the Sponsor Private Warrants, and the Working Capital Warrants, the “Warrants”);

WHEREAS, on [●], 2022, (i) SPAC, (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”), entered into that certain Business Combination Agreement (as it may be amended after the date hereof, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, upon the consummation of the SPAC Merger (as defined below) contemplated thereby (the “Closing”), among other matters and subject to the terms and conditions thereof, (i) Merger Sub I will merge with and into SPAC, with SPAC continuing as the surviving entity (the “SPAC Merger” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), and as a result of which, among other matters, (x) SPAC shall become a wholly owned subsidiary of the Company and (y) each issued and outstanding share of SPAC Class A common stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive one share of Company Class A Common Shares and one share of Company Series A Preferred Stock, with each share of Company Series A Preferred Stock that is outstanding automatically converting into one-fourth (1/4) of a share of Company Class A Common Shares on (and only on) the later of (x) 90 days after the Closing Date and (y) 30 days after the Company has an effective registration statement under the Securities Act with respect to the issuance of the Company Class A Common Shares upon exercise of the Public Warrants and the Private Placement Warrants (the “Conversion Date”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the SPAC Merger, the surviving company of the SPAC Merger will merge with and into Merger Sub II, with Merger Sub II surviving (the “LLC Merger” and, together with the Avalon Merger, the “Mergers”);

WHEREAS, pursuant to the requirements of Section 9.8 of the Warrant Agreement, the holders of a majority of the Private Placement Warrants have consented to an amendment to the Warrant Agreement providing that if the Private Placement Warrants are exercised on or prior to the Conversion Date, upon exercise of a Private Placement Warrant, the holder shall only be entitled to receive Company Class A Common Shares and shall not be entitled to receive any Company Series A Preferred Stock;

WHEREAS, upon consummation of the SPAC Merger, as provided in Section 4.5 of the Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of SPAC Class A common stock, but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for the same number of Company Class A Common Shares and the same number of shares of Company Series A Preferred Stock; provided that the holders of Private Placement Warrants shall not receive any Company Series A Preferred Stock upon exercise of a Private Placement Warrant unless the Private Placement Warrant is exercised after the Conversion Date;

WHEREAS, the Company Class A Common Shares and Company Series A Preferred Stock constitute an Alternative Issuance as defined in said Section 4.5;

WHEREAS, all references to “Class A common stock” in the Warrant Agreement (including all Exhibits thereto) shall mean shares of Class A common stock, par value $0.001 per share, of the Company (together with any other securities of the Company or any successor entity issued in consideration of (including as a stock split, dividend or distribution) or in exchange for any of such securities, “Company Common Shares”);

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Warrant Agreement); and

WHEREAS, in connection with the Mergers, SPAC desires to assign all of its right, title and interest in the Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Assignment and Assumption; Consent.

(a)       Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if the Company were initially a party to the Warrant Agreement and the Warrants.

(b)       Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by SPAC to the Company and the assumption by the Company of the SPAC’s obligations under the Warrant Agreement and the Warrants pursuant to Section 1.1 hereof effective as of the effective time of the SPAC Merger (the “Effective Time”), and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Agreement.

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2.             Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a)       Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b)       Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Avalon Acquisition Inc., a Delaware corporation” and replacing it with “[Beneficient], a Nevada corporation”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to the Company rather than SPAC.

(c)       Reference to Company Common Shares. All references to “Class A common stock” in the Warrant Agreement (including all Exhibits thereto) shall mean Company Common Shares.

(d)       Issuance of Preferred Stock. The Warrant Agreement is hereby amended to add a new Section 3.3.6 to the Warrant Agreement as follows:

3.3.6 Issuance of Rights. Upon exercise of a Warrant, for every Company Common Share for which a Warrant is exercised, the Registered Holder shall also be entitled to receive one share of Company Series A Preferred Stock; provided that the Registered Holder of a Private Placement Warrant shall not be entitled to receive any shares of Company Series A Preferred Stock upon the exercise of a Private Placement Warrant unless such exercise is after the Conversion Date.

(e)       Notices. Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Company for notices under the Warrant Agreement and instead add the following address for notices to Company:

If to the Company to: Beneficient c/o The Beneficient Company Group, L.P. 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel Email: LegalNotices@beneficient.com	with a copy (which will not constitute notice) to: Haynes and Boone, LLP 2323 Victory Ave., Suite 700 Dallas, TX 75219 Attn: Matthew L. Fry Telephone No.: 214-651-5443 Email: matt.fry@haynesboone.com

3.             Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

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4.             Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including without limitation Section 9 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SPAC:

AVALON ACQUISITION INC.

By:__________________________________
Name:________________________________
Title:_________________________________

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:__________________________________
Name:________________________________
Title:_________________________________

Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:__________________________________
Name:________________________________
Title:_________________________________

Signature Page to Amendment to Warrant Agreement

Exhibit A

EXHIBIT B

TERMS OF REGISTRATION RIGHTS AGREEMENT

The following is a summary of the material provisions of the Registration Rights to be adopted in connection with the consummation of the Closing (as such term is defined in the Business Combination Agreement (the “Agreement”) to which this Exhibit is attached). It is not a complete summary of all changes that are expected to be included in the proposed Registration Rights Agreement, but only a summary of anticipated material provisions and is subject to further modification in accordance with the Agreement. The following revisions are not necessarily listed in any order of importance. Capitalized terms not otherwise defined in this Exhibit E shall have the meanings given in the Agreement.

1.	“Registrable Securities” would mean (a) shares of Company Class A Common Shares of Beneficient, a Nevada corporation (the “Company”), that are issuable upon conversion or exchange of (i) securities of BCH, including securities transferred to the holders of interests in Beneficient Management Partners, L.P. (“BMP”) and Beneficient Holdings, Inc. in respect of such interests, but excluding the Preferred Series C Subclass 1 Unit Accounts, (ii) securities of Ben LLC and (iii) Company Class B Common Shares of the Company and (b) shares of Company Class A Common Shares of the Company beneficially owned by the Sponsor Persons. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred; or (C) such securities may be sold under Rule 144 without volume limitation or current public information requirements.

2.	As soon as it is permitted to do so, the Company shall file a shelf registration statement on Form S-3 to register the resale of the Registrable Securities and maintain its effectiveness until all Registrable Securities have been sold or may be sold in a single transaction pursuant to Rule 144 without volume limitation or current public information. In the event the Commission does not permit the Company register the resale of all of the Registrable Securities on the Form S-3 registration statement, the Company shall register the resale of the remaining Registrable Securities on a Form S-3 when it is permitted to do so or, at the request of the holders of a majority of the Registrable Securities, on a Form S-1.

3.	Notwithstanding the foregoing, the Sponsor Persons would solely have registration rights under the registration rights agreement with respect to their Registrable Securities if the Company files a Form S-3 or Form S-1 registering the resale of Registrable Securities for other holders under the Agreement.

4.	Holders of a majority of the Registrable Securities shall have the right to demand that the Company participate in an underwritten takedown from an effective shelf registration statement once every 6 months.

5.	Beginning January 1, 2025, if a Form S-3 registering the Registrable Securities is not on file, the holders of a majority of the Registrable Securities may demand that the Company register the resale of Registrable Securities in one or more registration statements on a Form S-1, which, in the discretion of the majority holders of the Registrable Securities, may be underwritten offerings.

6.	Holders shall be entitled to customary piggyback registration rights.

7.	The Company, at its option, may file a registration statement to register the exchange of Company Class A common stock for securities transferred to the holders of interests in BMP, in which case the Class A common stock exchanged pursuant to such registration statement shall cease to constitute a Registrable Security following its exchange.

Exhibit B

EXHIBIT C-1

FORM OF B-1/B-2 LOCK-UP AGREEMENT

FORM OF

B-1 AND B-2 HOLDER LOCK-UP AGREEMENT

THIS B-1 AND B-2 HOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of _________, 2022, by and between (i) The Beneficient Company Group, L.P. (the “Company” and, prior to the Conversion (as defined in the Business Combination Agreement), “BCG”) and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, (i) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”), and other parties named therein have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith, and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, as of the date hereof, Holder is a holder of certain Preferred Series B-1 Unit Accounts or Preferred Series B-2 Unit Accounts (as defined in that certain Third Amended and Restated Partnership Agreement of BCG) which, upon consummation of the Conversion, shall automatically be converted into Company Common Shares as more thoroughly described in the Plan of Conversion; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which all of the Company Common Shares received by Holder in connection with the Conversion or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Company Common Shares now owned or hereafter acquired by the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.             Lock-Up Provisions.

(a)       Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) one (1) year following the Closing and (y) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their equity holdings in Company for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to the Company in accordance with the requirements of the Plan of Conversion, the Business Combination Agreement or the organizational documents of the Company, as amended, (V) required by virtue of the laws of the State of Nevada or (VI) in successive amounts equal to 25% of the Restricted Securities as of the Closing Date, which will be released from foregoing restrictions on each of the 91st, 181st, and 271st day following the Closing; provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)       If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)       During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

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(d)       For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

2.             Miscellaneous.

(a)       Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b)       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or Affiliate without obtaining the consent or approval of Holder.

(c)       Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d)       Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of [Delaware], without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

(e)       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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(f)       Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)       Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:	with a copy (which will not constitute notice) to:

The Beneficient Company Group, L.P.	Haynes and Boone, LLP
325 N Saint Paul St., Suite 4850	2323 Victory Ave., Suite 700
Dallas, Texas 75201	Dallas, TX 75219
Attn:___________________________	Attn: Matthew L. Fry
Telephone No.:___________________	Telephone No.: 214-651-5443
Email:___________________________	Email: matt.fry@haynesboone.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)       Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

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(j)       Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)       Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l)       Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)       Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:____________________________________________
Name:__________________________________________
Title:___________________________________________

Signature Page

to B-1 and B-2 Holder Lock-Up Agreement

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

HOLDER NAME:

By:____________________________________________
Name:__________________________________________
Title:___________________________________________

Address for Notice:

Address:________________________________________
______________________________________________
______________________________________________

Facsimile No.:____________________________________

Telephone No.:___________________________________

Email:__________________________________________

Signature Page

to B-1 and B-2 Holder Lock-Up Agreement

Exhibit C-1

EXHIBIT C-2

FORM OF FOUNDER LOCK-UP AGREEMENT

THIS BENEFICIENT LEGACY HOLDER LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of _________, 2022, by and between (i) The Beneficient Company Group, L.P. (the “Company” and, prior to the Conversion (as defined in the Business Combination Agreement), “BCG”), and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, (i) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith, and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, as of the date hereof, Holder is a holder of certain BCG Partnership Units which, upon consummation of the Conversion, shall automatically be converted into Company Common Shares as more thoroughly described in the Plan of Conversion; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which all of the Company Common Shares received by Holder in connection with the Conversion or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Company Common Shares now owned or hereafter acquired by the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                  Lock-Up Provisions.

(a)                Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) six (6) months of the date of the Closing, (y) the date after the Closing on which the closing price of the Company Common Shares equals or exceeds $[18.00] per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least [___] days after the Closing, and (z) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their equity holdings in Company for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to the Company in accordance with the requirements of the Plan of Conversion, the Business Combination Agreement or the organizational documents of the Company, as amended, (V) required by virtue of the laws of the State of Nevada or (VI) of up to [250] Restricted Securities; provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)                If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)                During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)               For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

2.                  Miscellaneous.

(a)                Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or Affiliate without obtaining the consent or approval of Holder.

(c)                Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d)                Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of [Delaware], without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

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(e)                 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)               Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)               Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:	with a copy (which will not constitute notice)

The Beneficient Company Group, L.P.	Haynes and Boone, LLP
325 N Saint Paul St., Suite 4850	2323 Victory Ave., Suite 700
Dallas, Texas 75201	Dallas, TX 75219
Attn:_________________________________	Attn: Matthew L. Fry
Telephone No.:______________________	Telephone No.: 214-651-5443
Email:_____________________________	Email: matt.fry@haynesboone.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)               Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)               Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

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(j)                 Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)                 Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l)               Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)               Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page to

Beneficient Legacy Holder Lock-Up Agreement

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

HOLDER NAME:__________________________________

By:_______________________________________
Name:_____________________________________
Title:______________________________________

Address for Notice:

Address:________________________________________
_________________________________________
_________________________________________

Facsimile No.:________________________________

Telephone No.:_______________________________

Email:______________________________________

Signature Page to

Beneficient Legacy Holder Lock-Up Agreement

Exhibit C-2

EXHIBIT D-1

Execution Version

SPONSOR LOCK-UP AGREEMENT

THIS SPONSOR LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of September 21, 2022, by and between (i) The Beneficient Company Group, L.P. (the “Company”), and (ii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

WHEREAS, (i) Avalon Acquisition, Inc., a Delaware corporation (“Avalon”), (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith (the “Avalon Merger”), and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, the Holder has 5,025,000 Class B common shares of Avalon which are subject to a 1 year lock up with an early release if the Avalon’s common stock trades at or above $12 for a certain period;

WHEREAS, the Holder has agreed to revised lock up restrictions pursuant to this Agreement;

WHEREAS, as of the date hereof, Holder is a holder of the common stock of Avalon which, upon consummation of the Avalon Merger, will be cancelled in exchange for the right to receive Company Class A Common Shares; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which 1,500,000 of the Company Common Shares received by Holder in connection with the Business Combination Agreement or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Company Common Shares now owned or hereafter acquired by the Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                  Lock-Up Provisions.

(a)                Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) December 31, 2029, (y) the date after the December 31, 2024 on which the closing price of the Company Common Shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period following December 31, 2024, and (z) the date after the Closing on which the Company consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their equity holdings in Company for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (IV) to the Company in accordance with the requirements of the Business Combination Agreement or the organizational documents of the Company, as amended, (V) required by virtue of the laws of the State of Nevada or (VI) beginning on January 1, 2025, pursuant to the sale of the Restricted Securities owned by Holder as of the Closing (as adjusted for share splits, share capitalizations, share consolidations, subdivisions, share dividends, reorganizations, recapitalizations and the like, as well as any transfers pursuant to Clauses (I), (II), and (III)) at a price of $10.50 or greater; provided, that Holder can sell up to 20% of the Restricted Securities at any price in each of 2028 and 2029; provided further that Holder can sell at a price equal to or greater than $18.00 at any point 180 days after the Closing; provided, however, that in any of the cases of clauses (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, (E) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)                If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

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(c)                During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF SEPTEMBER 21, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)                For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Business Combination Agreement.

2.                  Company Board of Directors. In accordance with Section 9.09(a) of the Business Combination Agreement, Holder hereby agrees to nominate up to two designees (the “Designees”) for election as members of the board of directors of the Company; provided that such Designees are acceptable to the Company, in the Company’s reasonable discretion.

3.                  Miscellaneous.

(a)                Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b)                Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or Affiliate without obtaining the consent or approval of Holder.

(c)                Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d)                Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

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(e)                 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)               Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)               Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:	with a copy (which will not constitute notice) to:

The Beneficient Company Group, L.P.	Haynes and Boone, LLP
325 N Saint Paul St., Suite 4850	2323 Victory Ave., Suite 700
Dallas, Texas 75201	Dallas, TX 75219
Attn: General Counsel	Attn: Matthew L. Fry
Telephone No.: 214-651-5443
Email: LegalNotices@beneficient.com	Email: matt.fry@haynesboone.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)               Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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(i)                 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(j)                 Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)                 Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Holder under any other agreement between Holder and the Company or any certificate or instrument executed by Holder in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Holder under this Agreement.

(l)               Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)               Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

THE BENEFICIENT COMPANY GROUP, L.P.

By:
Name:
Title:

Signature Page

to Sponsor Lock-Up Agreement

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

AVALON ACQUISITION HOLDINGS LLC

By:
Name:
Title:

Address for Notice:

Address: 2 Embarcadero Center Seventh Floor

Facsimile No.:____________________________________

Telephone No.: 212-916-7476

Email: Ccognetti@grailpartners.com

Signature Page

to Sponsor Lock-Up Agreement

Exhibit D-1

EXHIBIT D-2

FORM OF

AMENDMENT TO LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made and entered into as of September [___], 2022, and shall be effective as of the Closing (defined below), by and among (i) Avalon Acquisition Inc., a Delaware corporation (“Avalon”), (ii) The Beneficient Company Group, L.P., a Delaware limited partnership, which prior to the Effective Date of this Amendment shall have converted to a Nevada corporation bearing the name “Beneficient” (the “Company”), and (iii) the undersigned officer or director of Avalon and who, along with Avalon, the Sponsor, and other transferees of the applicable Avalon securities, is referred to as an “Insider” pursuant to the terms of the Original Agreement (defined below). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement (and if such term is not defined in the Original Agreement, then in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, Avalon and the other undersigned Insiders are parties to that certain Letter Agreement, dated as of October 5, 2021 (the “Original Agreement”), pursuant to which the Sponsor and the undersigned Insiders agreed, among other matters, to (i) waive their redemption rights with respect to their Founder Shares that they may hold in connection with the completion of the proposed Business Combination, (ii) vote in favor of any proposed Business Combination for which the Company seeks approval, and (iii) certain transfer restrictions with respect to the Founder Shares;

WHEREAS, on or about the date hereof, (i) Avalon, (ii) the Company, (iii) Beneficient Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub I”), and (iv) Beneficient Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of the Company (“Merger Sub II”) have entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, following the consummation of the Initial Recapitalization, Conversion and Contribution, (i) Merger Sub I shall, at the Avalon Merger Effective Time, be merged with and into Avalon, with Avalon continuing as the surviving entity in connection therewith (the “Avalon Merger”), and as a result of which, (x) Avalon shall become a wholly-owned subsidiary of the Company and (y) each issued and outstanding share of Avalon Common Stock immediately prior to the Avalon Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Company Class A Common Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law, and (ii) following consummation of the Avalon Merger, the surviving company of the Avalon Merger will merge with and into Merger Sub II, with Merger Sub II surviving;

WHEREAS, as of the date hereof, Insider is a holder of the common stock of Avalon which, upon consummation of the Avalon Merger, will be cancelled in exchange for the right to receive Company Class A Common Shares and Company Series A Preferred Stock; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration or benefits to be received by Insider by virtue thereof or thereunder, the parties hereto desire to amend the Original Agreement to (i) add the Company as a party thereto, (ii) have Insider, as holders of the Avalon Private Warrants, agree to amend the Avalon Private Warrants to waive the Insider’s rights to receive the Company Series A Preferred Stock upon exercise of an Avalon Private Warrant unless such exercise is after the Company Series A Preferred Stock Conversion Date (as defined in the Business Combination Agreement), and (iii) to revise the terms hereof in order to reflect the transactions contemplated by the Business Combination Agreement; and

WHEREAS, pursuant to Section 13 of the Original Agreement, the Original Agreement can be amended with the written consent by all parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Addition of the Company as a Party to the Original Agreement. The parties hereby agree to add the Company as a party to the Original Agreement. The parties further agree that, from and after the Closing, (i) all of the rights and obligations of Avalon under the Original Agreement shall be, and hereby are, assigned and delegated to the Company as if it were the original “Company” party thereto, and (ii) all references to the Company under the Original Agreement relating to periods from and after the Closing shall instead be a reference to Beneficient, a Nevada corporation. By executing this Amendment, the Company hereby agrees to be bound by and subject to all of the terms and conditions of the Original Agreement, as amended by this Amendment, from and after the Closing as if it were the original “Company” party thereto.

2.             Amendments to the Original Agreement. The parties hereby agree to the following amendments to the Original Agreement:

(a)        The defined terms in this Amendment, including within limitation in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Original Agreement as if they were set forth therein.

(b)        The parties hereby agree that (i) the terms “Common Stock”, “Founder Shares” and “IPO Shares” as used in the Original Agreement shall include without limitation any and all Company Class A Common Shares into which any such securities will convert in the Avalon Merger and (ii) the term “Warrants” and “Private Placement Warrants” shall include without limitation any and all warrants to purchase Company Class A Common Shares and Company Series A Preferred Stock into which such securities will convert in the Avalon Merger pursuant to the terms of an Assignment, Assumption and Amendment to Warrant Agreement. The parties further agree that from and after the Closing, any reference (as applicable and as appropriate) in the Original Agreement to (A) Common Stock will instead refer to the Company Class A Common Shares (and any other securities of the Company or any successor entity issued in consideration of, including without limitation as a stock split, dividend or distribution, or in exchange for any of such securities), and (B) Warrants will instead refer to the Company Warrants (and any warrants of the Company or any successor entity issued in consideration of or in exchange for any of such warrants).

3.             Consent to Amendment of Avalon Private Warrants. Insider, as the holder of certain Private Placement Warrants issued pursuant to that certain Warrant Agreement, dated October 5, 2021, by and between Avalon and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), hereby consents to an amendment to the Warrant Agreement providing that if a Private Placement Warrant is exercised on or prior to the Company Series A Preferred Stock Conversion Date, upon the exercise of such Private Placement Warrant, then Insider (on behalf of itself and its Permitted Transferees, as defined in the Warrant Agreement) shall only be entitled to receive Company Class A Common Shares and shall not be entitled to receive any Company Series A Preferred Stock (with the effect that the holder would only receive Company Series A Preferred Stock upon exercise of a Private Placement Warrant if such exercise occurred after the Company Series A Preferred Stock Conversion Date).

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4.             Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall become effective upon the Closing (the “Effective Date”). In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

5.             Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Original Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Original Agreement and this Amendment may be further amended or modified in accordance with the terms thereof and hereof). Except as otherwise provided herein, the terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW)

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IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Amendment to Letter Agreement as of the date first above written.

AVALON:

AVALON ACQUISITION, INC.

By:_____________________________________________
Name:__________________________________________________
Title:___________________________________________________

INSIDER:

AVALON ACQUISITION HOLDINGS LLC

By:_____________________________________________________

Name:
Title:

COMPANY:

THE BENEFICIENT COMPANY GROUP, L.P.

By:_____________________________________________________
Name: __________________________________________________
Title: _________________________________________________

Signature Page to
Amendment to Letter Agreement

Exhibit D-2

EXHIBIT E

TERMS OF AMENDED BCH ORGANIZATIONAL DOCUMENTS AND BCG ORGANIZATIONAL DOCUMENTS

The following is a summary of the material revisions to the Seventh Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “Seventh A&R LPA”) to be adopted in connection with the Conversion (as such term is defined in the Business Combination Agreement (the “Agreement”) to which this Exhibit is attached). It is not a complete summary of all changes that are expected to be included in the proposed Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “Eighth A&R LPA”), but only a summary of anticipated material revisions and is subject to further modification in accordance with the Agreement, including, but not limited to, Section 7.01. The following revisions are not necessarily listed in any order of importance. Capitalized terms not otherwise defined in this Exhibit E or the Agreement shall have the meanings given in the Seventh A&R LPA.

1.	Preferred Series B Unit Accounts. References to the Preferred Series B Subclass 1 Unit Accounts and the Preferred Series B Subclass 2 Unit Accounts, as well as relevant provisions in the Seventh A&R LPA, are being deleted because these unit accounts will convert in connection to the Transactions (as defined in the Agreement).

2.	Preferred Series C Subclass 0 Unit Accounts. References to the Preferred Series C Subclass 0 Unit Accounts, as well as relevant provisions in the Seventh A&R LPA, are being deleted because these unit accounts are not outstanding.

3.	General Partner. Revisions will be made to acknowledge that Ben LLC will become the new General Partner of BCH. Conforming revisions will be made with respect to the governance provisions and references to the Board of Directors of the Company (as defined in the Agreement).

4.	Conversion Prices.

a.	The definition of the Preferred Series A Subclass 0 Unit Conversion Price will be amended to be the average of (i) $10.50, and (ii) the volume-weighted average closing price of the Company’s common stock (the “VWAP Price”) for the twenty (20) days preceding the Quarterly Exchange Date; provided that from the effectiveness of the Eighth A&R LPA (the “Effective Date”) through December 31, 2027, the Preferred Series A Subclass 0 Unit Conversion Price shall not be less than $10.50.

b.	The definition of the Preferred Series A Subclass 1 Unit Conversion Price will be amended to mean the average closing price of a share of the Company’s common stock for the thirty (30) day period immediately prior to the Quarterly Exchange Date; provided that from the Effective Date through December 31, 2027, the Preferred Series A Subclass 1 Unit Conversion Amount shall not be less than $10.50.

5.	Preferred Return. The definition of Base Rate will be amended to refer to the SOFR Rate plus 0.5% (2% per annum), with the SOFR Rate being the 90-day Average Secured Overnight Financing Rate.

Exhibit E

a.	The Quarterly Preferred Series A Subclass 1 Rate will be revised to the Base Rate; provided that the Quarterly Preferred Series A Rate shall be waived and shall not accrue from the Effective Date until December 31, 2024, except to the extent of allocations of income, in which event distributions may be requested by holders of the Preferred Series A Subclass 1 Unit Accounts and, if not requested, such amount shall be accrued for purposes of determining the Total Preferred Series A Return.

b.	The Quarterly Class S Preferred Rate will be revised to the Base Rate; provided that the Quarterly Class S Preferred Rate shall be waived and shall not accrue from the Effective Date until December 31, 2024, except to the extent of allocations of income.

c.	Changes will be made to the definition of the Hypothetical Preferred Opening Capital Account Balance to provide that the sub-capital account associated with a holder’s Preferred Series Unit Account for the period (i) until January 1, 2025 will be increased only to the extent of allocations of profit equal to the Quarterly Preferred Series A Return, and (ii) after January 1, 2025 will be increased by the Quarterly Preferred Series A Return. The definition of the Hypothetical Class S Preferred Opening Capital Account Balance will be amended to provide that the sub-capital account associated with a holder’s Class S Preferred Units for the period (i) until January 1, 2025 will be increased only to the extent of allocations of profit equal to the Quarterly Class S Preferred Return, and (ii) after January 1, 2025 will be increased by the Quarterly Class S Preferred Return.

6.	Conversions. Section 7.08(b) of the Seventh A&R LPA will be revised to provide that the Preferred Series A Subclass 1 Unit Accounts may be converted after January 1, 2025, rather than January 1, 2023, as currently provided. The Preferred Series A Subclass 0 Unit Accounts shall continue to be convertible from and after January 1, 2023.

a.	The definition of Annual Factor will be revised to (i) conform to the delay in the conversion date for the Preferred Series A Subclass 1 Unit Accounts to January 1, 2025 and (ii) further provide that the amount of the Preferred Series A Subclass 1 Unit Accounts that is convertible in any year through December 31, 2029 is limited to 20%; provided that if the Preferred Series A Subclass 1 Unit Conversion Price equals or exceeds $18.00, then the Annual Factor for the Preferred Series A Subclass 1 Unit Account shall be 100% on and following such date.

7.	Class A Units. The Class A Units will no longer be divided into Subclass 1 Class A Units and Subclass 2 Class A Units.

8.	Common Stock. Revisions will be made to refer to the common stock of the Company rather than common units of The Beneficient Company Group, L.P.

9.	Carrying Value Adjustments. Revisions will be made to provide that any upward adjustment in the Carrying Value of any asset will be first allocated to the holder of the Subclass 1 FLP Unit Accounts (50.5%) and the holder of the Subclass 2 FLP Unit Accounts (49.5%) rather than 100% to the holder of the Subclass 1 FLP Unit Accounts, as currently provided in the Seventh A&R LPA. As a result of this change, the Class S Ordinary Units issuable with respect to any such allocations shall be issuable to the holder of the Subclass 1 FLP Unit Accounts and to the holder of the Subclass 2 FLP Unit Accounts.

Exhibit E

10.	Allocations and Distributions. The allocations and distributions provisions will be revised to conform to other revisions in the Eighth A&R LPA, including the deletion of certain Units.

11.	Transfers. The provisions relating to the Transfer of Units by Limited Partners is being revised to clarify that except for certain permitted Transfers, a Limited Partner may only transfer all or a portion of its Units with the consent of the General Partner.

Exhibit E

EXHIBIT F

TERMS OF CONVERSION

The following is a summary of the material terms of certain transactions that would constitute or be effected in connection with or as a result of the Conversion (as such term is defined in the Business Combination Agreement (the “Agreement”) to which this Exhibit is attached). It is not a complete summary of all terms, but only a summary of anticipated material terms. The following terms are not necessarily listed in any order of importance. Capitalized terms not otherwise defined in this Exhibit F or the Agreement shall have the meanings given in the Agreement.

BCG would convert (the “Conversion”) from a Delaware limited partnership into a Nevada Corporation (the “Company”) pursuant to a plan of conversion (the “Plan of Conversion”).

Corporate Governance

Articles of Incorporation and Bylaws

The articles of incorporation of the Company that come into effect pursuant to the Plan of Conversion would change the name of BCG to “Beneficient”, authorize the issuance of Class A Common Stock (“Company Class A Common Stock”) and Class B Common Stock (“Company Class B Common Stock”) and Series A Convertible Preferred Stock (the “Company Series A Preferred Stock”), with the holders of Company Class B Common Stock (the “Class B Holders”) having the right to appoint a majority of the Company’s board of directors and the directors elected by the Company Class B Common Stock collectively having the right to vote a majority of the total number of seats on the Company board of directors, and the holders of Company Class A Common Stock (the “Class A Holders”) initially having the right to elect the balance of the members of the Company’s board of directors. The articles of incorporation of the Company would also permit the Class B Holders to act by written consent and authorize the issuance of blank check preferred stock. The bylaws of the Company that come into effect pursuant to the Plan of Conversation would give the directors elected by the Class B Holders (the “Class B Directors”) the right to designate the chair and the vice chair of the board of directors and require that a Class B Director be present to constitute a quorum for the transaction of business by the board of directors.

Stockholders Agreement

The initial Class B Holders would enter into a stockholders agreement with the Company (the “Stockholders Agreement”) at, or immediately prior to, the Avalon Merger Effective Time, pursuant to which:

●	The Class B Holders would designate the Class B Directors.

●	The Company would be required to establish and maintain (i) a compensation committee of the board of directors, (ii) a nominating committee of the board of directors, (iii) an executive committee of the board of directors and (iv) a community reinvestment committee of the board of directors (collectively, the “Board Committees”). The Board Committees would have substantially similar powers and authority as the corresponding committees of the board of directors of Beneficient Management, L.L.C. (“Beneficient Management”), as general partner of BCG, have immediately prior to the Conversion, except that the executive committee of the board of directors of the Company would have, subject to certain exceptions, plenary power of the board of directors. Pursuant to the Stockholders Agreement, each of the Board Committees would be comprised of four members, at least two of which would be designated by the majority of the Class B Directors. The majority of the Class B Directors would also have the right to designate the chair of each of the Board Committees.

Exhibit F

●	The Class B Holders would have substantially similar approval rights over Company matters as the executive committee of the board of directors of Beneficient Management, as the general partner of BCG, and the Class B Holders, on an individual basis, have with respect to BCG and its subsidiaries immediately prior to the Conversion.

Board Committees

In addition to the requirements for the Board Committees that would be set forth in the Stockholders Agreement, either the board resolutions establishing the Board Committees or the charters governing the Board Committees would require that (i) at least two members of the Board Committees be designated by the majority of the directors elected by the Class A Holders and (ii) that a committee member designated by the majority of the Class B Directors be present to constitute a quorum for the transaction of business by the Board Committees. Except to the extent prohibited by applicable law or listing requirements, the nominating committee of the board of directors would establish and maintain other committees of the board of directors as it sees fit, including, but not limited to, an audit committee, a credit committee and an enterprise risk committee.

Compensation Policy

The Board of Directors would adopt a Compensation Policy to be effective upon the consummation of the Avalon Merger.

●	The term (“Term”) of the Compensation Policy will commence on the date the Avalon Merger is consummated and effective and continue through December 31, 2024 (the “Initial Term”). Upon the expiration of the Initial Term, the Compensation Policy shall automatically renew and extend for successive twelve (12) month periods (each a “Renewal Term”) unless the Board, in accordance with the provisions set forth below, determines not to renew the Initial Term or any Renewal Term.

●	The aggregate value of all Compensation paid or granted, as applicable, by the Company and any other member of the Company Group to all individuals for service as an Employee with respect to any fiscal year of the Company during the Term of the Compensation Policy will not, except as otherwise provided below, exceed sixty percent (60%) of the Gross Revenue for the immediately preceding annual period (such limit, the “Annual Compensation Cap”); provided, that if the Gross Revenue for the initial six-month period of any fiscal year, on an annualized basis, would exceed the Gross Revenue for the immediately preceding annual period, the Annual Compensation Cap for such fiscal year shall be sixty percent (60%) of the annualized Gross Revenues for such fiscal year. Notwithstanding the foregoing, an amount equal to (i) the aggregate value of all Salaries, Bonuses and Benefits paid or provided, as applicable, by the Company Group to all individuals for service as an Employee during any fiscal year of the Company, and (ii) the Equity-Based Compensation attributable to any fiscal year for Equity-Based Awards granted in prior years (collectively, the “Permitted Annual Compensation”) may exceed the Annual Compensation Cap and may be paid by the Company Group. For the avoidance of doubt, the Annual Compensation Cap shall not be applicable to any payments or distributions payable, either directly or indirectly, to any Employee from any Person that is not a member of the Company Group, with such excluded Persons to include, without limitation, Bradley Capital Company, L.L.C.

Exhibit F

If the total Compensation that would be paid or granted by the Company Group to all individuals for service as an Employee with respect to any fiscal year in the absence of the Annual Compensation Cap exceeds the applicable Annual Compensation Cap, then the amount of excess Compensation (“Unpaid Compensation”) will not be payable for such fiscal year. The Compensation Committee of the Board of Directors of the Company (or any subcommittee thereof), and such officers of the Company to whom the Compensation Committee may delegate such authority with respect to Employees that are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall have the discretion to determine how any required reduction in the proposed Compensation shall be effected among the Employees and the various forms of Compensation as necessary to comply with the applicable Annual Compensation Cap. Any Unpaid Compensation for any fiscal year may, at the discretion of the Compensation Committee, be carried forward and paid or granted, as applicable, in future fiscal years to the extent that the amount of such Unpaid Compensation plus the amount of the Compensation otherwise payable in such subsequent fiscal year does not exceed the Annual Compensation Cap for such subsequent fiscal year.

●	The (i) Compensation Policy may only be amended (including, for the avoidance of doubt, any increase to the Annual Compensation Cap) and any provisions of the Compensation Policy may only be waived, and (ii) the Initial Term or any Renewal Term may not be renewed and extended, in each only with the approval of (a) a majority of the members of the Board, and (b) for so long as the holders of the Class B Common Stock of the Company have the right, voting as a separate class, to elect a majority of the members of the Board, a majority of the members of the Board that are elected by the holders of the Class A Common Stock of the Company.

●	Definitions – It is contemplated that the Compensation Policy will include definitions substantially as follows:

“Base Salary” means an Employee’s annual base salary, annualized hourly wage rate, overtime, commissions, and pay during vacations or other authorized leaves of absence paid by any member of the Company Group during a fiscal year, including amounts not currently includible in gross income by reason of the Employee’s election to defer such amounts under a cafeteria plan, flexible spending account, 401(k) plan or other deferred compensation plan of the Company or any other member of the Company Group, but excluding any Bonus, Equity-Based Award and Benefits.

“BCH Equity Compensation” means, with respect to each Employee that holds, either directly or indirectly (including, for the avoidance of doubt, through a Related Entity), an interest in BCH, all allocations to such Employee (or Related Entity) with respect to such interest during any fiscal year pursuant to Section 5.04(c)(i) or Section 5.04(d)(i) of the BCH LPA.

“BCH LPA” means the Seventh Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P., as amended, and the Sections referred to in the definition of “BCH Equity Compensation” will continue to be the applicable Sections in the proposed Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P.

“Benefits” means medical, dental, life and disability insurance benefits provided to an Employee, and to an Employee’s spouse and dependents, in which the Employee was entitled to participate, whether or not the Employee or the Employee’s spouse or dependents participated.

“Bonus” means any cash performance-based bonus, year-end cash bonus or other cash bonus paid by the Company or any other member of the Company Group to any Employee during a fiscal year, including amounts not currently includible in gross income by reason of the Employee’s election to defer such amounts under a cafeteria plan, flexible spending account, 401(k) plan or other deferred compensation plan of the Company or any other member of the Company Group.

Exhibit F

“Company Group” means the Company and its Subsidiaries.

“Compensation” means with respect to each Employee for any fiscal year, the aggregate amount or value of the Base Salary, Bonus, Equity-Based Compensation, Other Compensation and BCH Equity Compensation paid or granted to such Employee for such fiscal year.

“Date of Grant” means the effective date on which an Equity-Based Award is made to an Employee as set forth in the applicable award agreement.

“Employee” means a common law employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Company or any other member of the Company Group; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Internal Revenue Code of 1986, as amended, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under applicable law for the relevant period. For the avoidance of doubt, “Employee” shall not include (i) non-employee directors on the Board, and (ii) any consultants or independent contractors of the Company or any other member of the Company Group.

“Equity-Based Award” means any stock options, restricted stock or equity awards, stock or equity appreciation rights, restricted stock or equity units, dividend equivalent rights, or other forms of equity awards made by the Company or any other member of the Company Group to any Employee under any equity-based compensation plan during a fiscal year, but excluding any form of partnership interest or equity in BCH issued to any Employee, in the Employee’s capacity as a partner in BCH, pursuant to the terms of the BCH LPA.

“Equity-Based Compensation” means, with respect to each fiscal year for each outstanding Equity-Based Award held by an Employee, an amount equal to the Grant Date Fair Value of such Equity-Based Award multiplied by the percentage of such Equity-Based Award that vests during such fiscal year.

“Grant Date Fair Value” means, such respect to an Equity-Based Award, the grant date fair value as determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718”), or any successor thereto, as of such Equity-Based Award’s Date of Grant.

“Gross Revenues” means, with respect to any fiscal year, the gross revenues of the Company and its Subsidiaries (exclusive of any trust that is considered a Subsidiary solely because it is a consolidated subsidiary for financial reporting purposes) calculated on a consolidated basis for such fiscal year in accordance with GAAP.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Related Entity” means any Person that is directly or indirectly controlled by an Employee or in which such Employee and the Employee’s family members are among classes of economic beneficiaries, whether or not such Employee or such Employee’s family members are entitled to economic distributions from such Person.

Exhibit F

“Subsidiary” means, with respect to the Company, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by the Company, by one or more Subsidiaries of the Company or a combination thereof, (b) a partnership (whether general or limited) in which the Company or a Subsidiary of the Company, at the date of determination, (i) owns more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class), directly or indirectly, or (ii) otherwise controls such partnership, directly or indirectly, (c) any other Person (other than a corporation or a partnership) in which the Company, one or more Subsidiaries of the Company, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of the Company, or (iii) otherwise controls the Company or (d) any other Person the financial information of which is consolidated by the Company for financial reporting purposes under GAAP, exclusive of any trust that is a consolidated subsidiary for financial reporting purposes including, without limitation, a “custody trust,” “collective trust,” “liquid trust” and “funding trust.”

Conversion Mechanics

Pursuant to the Plan of Conversion, the outstanding securities of BCG would be converted as follows:

●	Each BCG Class A Common Unit (collectively, the “BCG Class A Common Units”) would convert into 1.25 shares of Company Class A Common Stock.

●	Each BCG Class B Common Unit (collectively, the “BCG Class B Common Units”) would convert into 1.25 shares of Company Class B Common Stock.

●	The BCG Preferred Series B-1 Unit Accounts and BCG Preferred Series B-2 Unit Accounts would convert into Company Class A Common Stock at a 15% discount or, if after December 31, 2022, a 20% discount to a $10.00 conversion price per share of Company Class A Common Stock.

●	The BCG Special Voting Units, the BCG General Partner Interest and the General Partner Units representing the General Partner Interest in BCG would each be extinguished.

Settlement of Restricted Equity Units

Following the Conversion, the BCG Restricted Equity Unit awards (the “REUs”) under The Beneficient Company Group, L.P. 2018 Equity Incentive Plan, as amended from time to time, which provides for the issuance of BCG Class A Common Units upon settlement of the REUs, would be settled instead with Company Class A Common Stock at a ratio of 1.25 shares of Company Class A Common Stock for each BCG Class A Common Unit underlying the REUs.

Contribution of Company’s Interest in BCH

Immediately following the Conversion, the Company would contribute 100% of its general partner and limited partner interest in Beneficient Company Holdings, L.P. (“BCH”) to the Company’s wholly owned subsidiary, Ben LLC, a Delaware limited liability company (“Ben LLC”), such that BCH would become a subsidiary of Ben LLC (the “Contribution”).

Exhibit F

Effective upon the Contribution, the existing Limited Liability Company Agreement of Ben LLC will be amended and restated (the “A&R LLCA”) to provide substantially as follows:

1.       Ben LLC is member-managed with BCG as the sole managing member (the “Managing Member”) prior to the Conversion, and the Company will become the sole Managing Member following the Conversion. The A&R LLCA will provide that the Managing Member may not be removed by the other members of Ben LLC.

2.       Except for limited rights to be specified in the A&R LLCA (for example, amendments to the A&R LLCA that would modify the limited liability of a member or increase a member’s liabilities or obligations), members other than the Managing Member shall not have any right to vote on or approve any matter involving the Company, including any merger, consolidation or conversion of the Company.

3.       The Managing Member currently holds all of the outstanding membership interests in Ben LLC. It is contemplated that common units will be established in the A&R LLCA and that the Managing Member will be the sole holder of the common units in Ben LLC. It is also contemplated that one common unit will be issued to the Managing Member for each Class A Unit issued by BCH to Ben LLC and that the Pledge Agreement referenced in the Third Amended and Restated Limited Partnership Agreement of The Beneficient Company Group, L.P. (the “BCG LPA”) and the Seventh Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “BCH LPA”) will be amended to conform to the revised organizational structure and, following such amendment, the Pledge Agreement will remain in place, with such changes as determined advisable to take into account the Conversion. In the event of a default under the Pledge Agreement, an entity controlled by BHI shall have the right to become the general partner, or to otherwise designate the general partner, of BCH.

4.       The A&R LLCA will provide that the Company is expressly authorized to issue additional membership interest of any class or series on such terms and conditions as the Managing Member shall determine and approve, all without any further approval or vote of any other member, except as may otherwise be required under the terms of any previously issued class or series of membership interests.

5.       The A&R LLCA shall contain, to the extent permitted by applicable law, exculpation, waiver of fiduciary duties and indemnification provisions substantially consistent with those in the BCG LPA, BCH LPA and the Fourth Amended and Restated Limited Liability Company Agreement of Beneficient Management, L.L.C.

6.       It is anticipated that Ben LLC shall be treated as a disregarded entity for tax purposes until such time as an additional member is admitted, at which time it will be treated as a partnership for tax purposes.

7.       Upon the admission of an additional member, allocations of profit and loss will be determined in connection with the issuance of such additional membership interest as determined by the Managing Member. Except as may otherwise be agreed in connection with the admission of any additional member, distributions shall be made at the discretion of the Managing Member.

8.       The A&R LLCA will provide that it may be amended, supplemented, waived or modified by the Managing Member in its sole discretion without the approval of any other member; except that it is contemplated that no amendment may modify the limited liability of any other member, or increase the liabilities or obligations of any other member, without the consent of each such affected member.

Conversion of BCH Class S Units

Following the Conversion and Contribution, Class S Ordinary Units (“BCH Class S Units”) of BCH would be exchangeable on a 1:1 basis into Company Class A Common Stock.

Exhibit F

EXHIBIT G

FORM OF OMNIBUS INCENTIVE PLAN

Beneficient
2023 LONG-TERM INCENTIVE PLAN

The Beneficient 2023 Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of Beneficient, a Nevada corporation (the “Company”), effective as of _______________________, 2023 (the “Effective Date”), subject to approval by the Company’s stockholders.

Article 1.
PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, Other Awards, Performance Goals, and Tandem Awards whether granted singly, or in combination, or in tandem, that will:

(a)         increase the interest of such persons in the Company’s welfare;

(b)         furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c)         provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

Article 2.
DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1          “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.2          “Authorized Officer” is defined in Section 3.2(b) hereof.

2.3          “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

2.4          “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.5          “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.6          “Board” means the board of directors of the Company.

2.7          “Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(a)         any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below;

(b)         the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c)         there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person or any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)         the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

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For purposes hereof:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficially Owned” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person (as hereinafter defined) shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing provisions of this Section 2.7, (i) a Change in Control not be deemed to occur solely as a result of the conversion of the Company’s Class B shares of common stock into Common Stock, even if such conversion causes a change in the Board control or a change in shares Beneficially Owned by a Person; (ii) a Change in Control not be deemed to occur solely as a result the issuance of shares of Common Stock in exchange for equity of one or more of the Company’s Subsidiaries; and (iii) if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.8          “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.9          “Code” means the United States Internal Revenue Code of 1986, as amended.

2.10        “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.

2.11        “Common Stock” means the Class A common stock, $0.0001 par value per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.12        “Company” means Beneficient, a Nevada corporation, and any successor entity.

2.13        “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

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2.14        “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

2.15        “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.16        “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.17        “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.18        “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.19        “Exercise Date” is defined in Section 8.3(b) hereof.

2.20        “Exercise Notice” is defined in Section 8.3(b) hereof.

2.21        “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Committee, in its discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by OTCQX, OTCQB or OTC Pink (Pink Open Market); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

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2.22        “Immediate Family Members” is defined in Section 15.8 hereof.

2.23        “Incentive” is defined in Section 2.3 hereof.

2.24        “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

2.25        “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.26        “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.27        “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.28        “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.29        “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.30        “Participant” means an Employee, Contractor or an Outside Director to whom an Award is granted under this Plan.

2.31        “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.32        “Performance Goal” means any of the Performance Criteria set forth in Section 6.10 hereof.

2.33        “Plan” means this Beneficient 2023 Long-Term Incentive Plan, as amended from time to time.

2.34        “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.35        “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.36        “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.37        “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.38        “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

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2.39        “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.40        “Spread” is defined in Section 12.4(b) hereof.

2.41        “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

2.42        “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.43        “Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.43, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.44        “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.44, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

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Article 3.
ADMINISTRATION

3.1          General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons, unless there are not two members of the Board who meet the qualification requirements set forth herein to administer the Plan, in which case, the Committee may consist of one person. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2          Designation of Participants and Awards.

(a)         The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b)         Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Awards will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Awards; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Awards, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Awards, and (z) not authorize an officer to designate himself or herself as a recipient of any Award.

3.3          Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations and sub-plans (including sub-plans for Awards made to Participants who are not resident in the United States), as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

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The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

Article 4.
ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any such Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

Article 5.
SHARES SUBJECT TO PLAN

5.1          Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is fifteen percent (15%) of the total number of shares of Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its Subsidiaries, determined as of the Effective Date (the “Authorized Shares”), of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options (the “ISO Limit”). Notwithstanding the foregoing, on the first trading date of each calendar quarter (the “Adjustment Date”), the number of Authorized Shares for grant under the Plan shall be increased by the amount necessary so that the total number of shares of Common Stock that may be issued under the Plan shall equal the lesser of (i) 200,000,000 shares, and (ii) fifteen percent (15%) of the total number of shares of Common Stock outstanding or issuable upon the conversion or exchange of outstanding securities of the Company or its Subsidiaries, determined as of the Adjustment Date provided, however, that no such adjustment shall have any effect on, or otherwise change the ISO Limit, except for any adjustments permitted in Articles 11 and 12 below. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

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5.2          Reuse of Shares. To the extent that any Award under this Plan shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. In the event that previously acquired shares of Common Stock are delivered to the Company in full or partial payment of the exercise price for the exercise of a Stock Option granted under this Plan, the number of shares of Common Stock available for future Awards under this Plan shall be reduced only by the net number of shares of Common Stock issued upon exercise of the Stock Option. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares surrendered in payment of the exercise price of a Stock Option or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

Article 6.
GRANT OF AWARDS

6.1          In General.

(a)         The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan by the Board. The Plan shall be submitted to the Company’s stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b)         If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

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(c)         Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2          Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

6.3          Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4          Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement, as applicable: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a)         Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.10 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

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(b)         Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i)          Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations and the limitations set forth in Section 7.2 below, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii)         Except as provided in sub-paragraph (a) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates, if any are issued pursuant to this Section 6.4, for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

(iii)        The Restriction Period, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv)        Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5          SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock,

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the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the Award Agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

6.6          Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7          Performance Awards.

(a)         The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

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(b)         Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

6.8          Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9          Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10        Performance Goals. Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; total return to stockholders; or any other criteria determined by the Committee (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

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6.11        Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “Tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a Tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12        No Repricing of Stock Options or SARs. The Committee may not “reprice” any Stock Option or SAR without stockholder approval. For purposes of this Section 6.12, “reprice” means any of the following or any other action that has the same effect: (a) amending a Stock Option or SAR to reduce its exercise price or base price, (b) canceling a Stock Option or SAR at a time when its exercise price or base price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or a Stock Option, SAR, award of Restricted Stock or other equity award, or (c) taking any other action that is treated as a repricing under generally accepted accounting principles, provided that nothing in this Section 6.12 shall prevent the Committee from making adjustments pursuant to Article 11, from exchanging or cancelling Incentives pursuant to Article 12, or substituting Incentives in accordance with Article 14.

6.13        Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

Article 7.
AWARD PERIOD; VESTING

7.1          Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2          Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

Article 8.
EXERCISE OR CONVERSION OF INCENTIVE

8.1          In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

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8.2          Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3          Exercise of Stock Option.

(a)         In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

(b)         Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Company (in accordance with the notice provisions in the Participant’s Award Agreement) setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) with respect to any Stock Option shall be the date that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by FAX or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing, telephonically, or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

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(c)          Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option place a transfer restriction on any electronically registered shares (or if a physical certificate is issued to the Participant, retain physical possession of the certificate evidencing the shares acquired upon exercise) until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d)         Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

8.4          SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the Exercise Date thereof which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a)         cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b)         that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c)         the Company may settle such obligation in part with shares of Common Stock and in part with cash.

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The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5          Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

Article 9.
AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

Article 10.
TERM

The Plan shall be effective as of the Effective Date, and, unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

Article 11.
CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the Option Price of each outstanding Award, (d) the amount,

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if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (e) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

Article 12.
RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1        No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2        Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3        Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

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12.4        Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a)         giving notice to each holder thereof or such holder’s personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

(b)         in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

Article 13.
LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

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Article 14.
INCENTIVES IN SUBSTITUTION FOR
INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

Article 15.
MISCELLANEOUS PROVISIONS

15.1        Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2        No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3        Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under Applicable Law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under Applicable Law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4        Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

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15.5        Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

15.6        Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

15.7        Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.7, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting or exercise of the Award, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.8        Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.8 that is not required for compliance with Section 422 of the Code.

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Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of an Award to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Award is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Award shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Award SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Award shall be transferable, exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of an Award of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Award that has been transferred by a Participant under this Section 15.8.

15.9        Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.10      Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

[On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Beneficient 2023 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”]

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The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

[“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”]

15.11      Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Nevada (excluding any conflict of laws, rule or principle of Nevada law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.11 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.11.

A copy of this Plan shall be kept on file in the principal office of the Company in Dallas, Texas.

***************

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of _________________________, 2023, by its Chief Executive Officer pursuant to prior action taken by the Board.

BENEFICIENT

By:

Name:

Title:	Chief Executive Officer

Exhibit G